As filed with the Securities and Exchange Commission on June 27, 2006

Registration No. 333-120451

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reed’s, Inc.
(Name of small business issuer in its charter)

Delaware	2086	95-4348325
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
13000 South Spring Street Los Angeles, California 90061 (310) 217-9400
	(Address and telephone number of principal executive offices and principal place of business)
	Christopher J. Reed Chief Executive Officer 13000 South Spring Street Los Angeles, California 90061 (310) 217-9400
	(Name, address and telephone number of agent for service)
	With copies to: Jeffrey P. Berg, Esq. Jenkens & Gilchrist, LLP 12100 Wilshire Boulevard Suite 1500 Los Angeles, California 90025-7120 (310) 820-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
_______________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.0001 par value	2,000,000	$4.00	$8,000,000	$1,014
Underwriters’ warrants to purchase shares of common stock	200,000	$0.001	$200	(2)
Shares of common stock underlying underwriters’ warrants (3)	200,000	6.60	1,320,000	101
Total	2,200,000		$9,320,000	$1,115

(1) Estimated solely for the purpose of calculating the registration fee.
(2) In connection with the sale of the common stock, we are granting to the underwriter a warrant to purchase up to 200,000 shares of common stock at a per share purchase price equal to 165% of the public offering price per share. Certain of these warrants may be distributed to participating broker-dealers. No registration fee is required pursuant to Rule 457(g).
(3) Includes such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained in the underwriters’ warrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 27, 2006

2,000,000 Shares

Reed’s, Inc.

Common Stock

We develop, manufacture, market and sell natural non-alcoholic beverages, candies and ice creams.

We are offering up to 2,000,000 shares of our common stock. The public offering price is $4.00 per share. This price has been arbitrarily set. The shares are being offered on a best efforts basis through US EURO Securities, Inc. and Brookstreet Securities Corporation, our underwriters (which are members of the National Association of Securities Dealers, Inc., or NASD).

There is no current public market for our shares and there is no assurance that a public market for our shares will ever develop. In the event a public market for our shares does not develop, purchasers in this offering may be unable to sell the shares for an extended period of time. We intend to apply for listing of our common stock on the Nasdaq Capital Market or the American Stock Exchange following the completion of this offering, if we are able to qualify for such markets, and if not, we anticipate that US EURO Securities, Inc. will apply for quotation of our common stock on the Over the Counter Bulletin Board, or the OTCBB. However, we cannot assure you when or if a market for our common stock will be established.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.
	Per Share	Total

Public offering price	$4.00	$8,000,000
Underwriting discounts and commissions	$0.40	$800,000
Proceeds, before expenses, to us	$3.60	$7,200,000

There is no minimum number of shares we must sell in this offering. We have previously sold 333,156 shares of common stock in this offering, resulting in gross proceeds of $1,332,624 to us. Offering proceeds will not be placed in escrow. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business affairs. The offering will terminate nine months after the effective date of this prospectus unless terminated sooner by us.

We will not accept subscriptions to this offering from residents of Pennsylvania and Texas until at least 500,000 shares have been sold elsewhere; we will not accept subscriptions to this offering from residents of the District of Columbia until at least 200,000 shares have been sold elsewhere; and we will not accept subscriptions to this offering from residents of Arizona until 800,000 shares have been sold elsewhere.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Brookstreet Securities Corporation has been the subject of disciplinary actions taken by the NASD. For more information regarding these actions, please contact the NASD at (800) 289-9999.

_______________________________

The shares of common stock will be ready for delivery to purchasers on or about _______________, 2006.

US EURO Securities, Inc.

The date of this prospectus is _________, 2006

_____________________________________

_____________________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the “Company,” “Reed’s,” “we,” “us” and “our” refer to Reed’s Inc., a Delaware corporation.

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SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently offer 15 beverages, three candies and three ice creams. We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels. We believe that the proceeds of this offering may accelerate the success of this business strategy by providing working capital to finance an expanded in-house sales and distribution network.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility owned by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery. Our Ginger Juice Brews are co-packed for us at a facility in Northern California. Our ice creams are co-packed for us at a dairy in upstate New York. We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future. Our net operating loss for the years ended December 31, 2005 and 2004 was $825,955 and $479,371, respectively. Our net operating loss for the quarters ended March 31, 2006 and 2005 was $369,597 and $241,386, respectively. We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is 310-217-9400. Our Internet address is www.reedsgingerbrew.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

We are offering a maximum of 2,000,000 of our shares. We have previously sold 333,156 shares of common stock in this offering, resulting in gross proceeds of $1,332,624 to us. In the event the maximum amount of this offering is sold, then the shares sold will represent approximately 29% of the then outstanding common stock and Christopher Reed and his family members will own approximately __% of our outstanding common stock.

This offering is a best efforts offering through our underwriters, US EURO Securities, Inc. and Brookstreet Securities Corporation and certain selected broker-dealers. Our shares are currently not traded on the public securities markets. We intend to apply for listing of our common stock on the Nasdaq Capital Market or the American Stock Exchange following the completion of this offering, if we are able to qualify for such markets, and if not, we anticipate that US EURO Securities, Inc. will apply for quotation of our common stock on the Over the Counter Bulletin Board, or the OTCBB. However, we cannot assure you when or if a market for our common stock will be established.

Common Stock	2,000,000 shares (1)
Common Stock to be outstanding after the offering	6,994,953 shares (2)

(1)
We have previously sold 333,156 shares of common stock in this offering, resulting in gross proceeds of $1,332,624 to us, and the number of shares to be outstanding after this offering will include such shares.

(2)	Assumes the sale of all 2,000,000 shares offered pursuant to this prospectus.

Use of Proceeds

We plan to use the net proceeds to hire additional sales representatives, launch new products, pay for retail slotting, expand our brand advertising, update our West Coast production facility, the Brewery, purchase fully-branded coolers, in-store displays, hire a chief operating officer and for working capital.

Rescission Offer

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. The shares we issued in connection with the initial public offering may not have been issued pursuant to an effective registration statement and may not have been exempt from the registration or qualification requirements under the Securities Act of 1933, as amended, or the Securities Act, and under those state securities laws that provide an exemption from such requirements. We became aware that the shares may not have been issued pursuant to an effective registration statement. Because the shares may not have been issued pursuant to an effective registration statement and there may not have been an available exemption from the registration requirements of the Securities Act or the registration or qualification requirements of the various states for such issuances, the shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement.

The rescission offer was accepted by _____ of the purchasers and _____ were repurchased for a gross amount of $_____. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. The shares that were tendered for rescission were purchased by others and not from our funds.

We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the "designated purchasers") that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission. Each of the designated purchasers is a brother of Christopher J. Reed, our President, Chief Financial Officer and the Chairman of the Board of Directors. Robert T. Reed, Jr. also is our Vice President and National Sales Manager - Mainstream and a beneficial owner of approximately ___% of our common stock. We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law.

Federal securities laws do not provide that a rescission offer terminates a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. In connection with those offerees who rejected the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest. We also understand that the Securities and Exchange Commission, or SEC, and certain state regulators, including California, have requested additional information regarding the rescission offer. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future periods:

Balance Sheet Data:	March 31, 2006(Unaudited )	December 31, 2005
Total assets	$5,138,925	$4,912,195
Current liabilities	3,769,282	3,450,269

Long-term liabilities, less current portion	1,284,732	1,312,931

Stockholders’ equity	84,911	148,995

Statements of Operations Data :	Three Months Ended March 31,		Years Ended December 31,
	2006 (Unaudited)	2005 (Unaudited )	2005	2004
Sales	$1,979,272	$1,817,336	$9,470,285	$8,978,365

Gross profit	290,396	331,049	1,724,786	1,875,328

Operating expenses	559,386	501,225	2,241,237	1,946,667

Loss from operations	(268,990)	(170,176)	(516,451)	(71,339)

Net Loss attributable to common stockholders	(369,597)	(241,386)	(855,425)	(479,371)

Net Loss per share, basic and diluted (1)	(0.07)	(0.05)	(0.18)	(0.10)

Weighted average shares used to compute net loss per share	5,157,077	4,726,091	4,885,151	4,726,091

(1)	Does not include 39,500 shares issued following March 31, 2006 at $4.00 per share in connection this offering.

RISK FACTORS

An investment in our common stock is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. If a market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

As of March 31, 2006, we had an accumulated deficit of $3,628,660. For the three months ended March 31, 2006 and March 31, 2005, we had incurred losses from operations of $268,990 and $170,176, respectively. As of December 31, 2005, we had an accumulated deficit of $3,259,063. For the years ended December 31, 2005 and 2004, we incurred losses from operations of $516,451 and $71,339, respectively. We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

This offering is being made on a “best efforts” basis and there is no minimum number of shares we must sell beyond the number of shares that have been sold by us as of the date of this prospectus. We cannot assure you of the number of shares that we will sell in this offering. We currently believe that our available cash resources and cash flow from operations, without any additional net proceeds from this offering, will be sufficient to sustain our business operations for at least 13 months after the date of this prospectus. However, we would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses.

In addition, our ability to implement our full business expansion plan is largely dependent upon the outcome of this offering. If we do not receive the maximum proceeds from this offering, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

•	sales of new products could adversely impact sales of existing products,

•
we may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred, and

•	when we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising. We also compete for distributors, shelf space and customers primarily with other premium beverage companies. As additional competitors enter the field, our market share may fail to increase or may decrease.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

Trader Joe’s accounted for approximately 15% of our sales in 2005 and for approximately 14% of our sales in 2004. The loss of Trader Joe’s as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

United Natural Foods, Inc. accounted for approximately 39% of our sales in 2005 and 2004. Management believes it could find alternative distribution channels in the event of the loss of this distributor. Such a loss may adversely affect sales in the short term.

The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages. Our co-packing arrangements with our main co-packer are under a contract that expires in 2007. Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks, including:

•	our largest co-packer, Lion Brewery, accounted for approximately 63.5% of our total case production in 2005,

•
if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements, and

•	our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brands. Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Rising fuel and freight costs may have an adverse impact on our sales and earnings.

The recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs, and particularly our fuel expenses, have been increasing and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass all of these increased costs on to our customers. The increase in fuel and freight costs could have a material adverse impact on our financial condition.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. In the event we were to experience additional product liability or product recall claim, our business operations and financial condition could be materially and adversely affected.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376. The complaint asserts claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac. Consac contends that we negligently manufactured the soda resulting in at least one personal injury. Consac seeks $2.6 million in damages, plus interest and attorneys fees. Although we believe that we have meritorious defenses to this proceeding, there can be no assurances as to its outcome. In the event we were to experience additional product liability or product recall claims, our business operations could be materially and adversely effected. An adverse outcome in this proceeding would have a material adverse effect on our business operations and financial condition.

Our intellectual property rights are critical to our success, the loss of such rights could materially adversely affect our business.

We own numerous trademarks that are very important to our business. We also own the copyright in and to portions of the content on the packaging of our products. We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary. However, there can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full-time services of Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of Christopher J. Reed, our founder, President, Chief Executive Officer, Chairman of the Board, and Chief Financial Officer. We depend on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with Mr. Reed. In addition, we do not maintain key person life insurance on Mr. Reed. Therefore, in the event of the loss or unavailability of Mr. Reed to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of Mr. Reed or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

Our Chief Executive Officer may lack the experience and formal training to serve as our Chief Financial Officer.

Our Chief Executive Officer, Christopher J. Reed, currently also serves as our Chief Financial Officer. However, Mr. Reed does not have any formal financial training as a Chief Financial Officer. Due to the increasing complexity of accountancy and cash management for reporting companies and the emphasis on internal controls over financial reporting, Mr. Reed’s lack of experience in this area may adversely affect the future results of our operations and our ability to maintain an adequate system of internal controls over financial reporting.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

The cost of manufacturing and packaging our products is approximately 80% of our aggregate revenues. This gross margin places pressure upon our cash flow and cash reserves when our sales increase. It is our intention to use the proceeds of this offering to expand our business operations. If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources. Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls. If we fail to manage this anticipated expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our management has broad discretion in the application of the net proceeds from this offering.

Our Board of Directors and management have used and presently intend to use a substantial portion of the net proceeds of this offering for the specific purposes set forth in “Use of Proceeds.” However, we have broad discretion with respect to redirecting the application and allocation of the net-proceeds of this offering in light of changes in circumstances and the availability of certain business opportunities. As a result, any return on investment to investors will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of the offering.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history. As a result, certain material agreements between related parties have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the majority shareholder, Christopher J. Reed. Please see the “Certain Relationships and Related Transactions” section for specific details of these transactions.

Risks Related to This Offering and Our Securities

We recently conducted a rescission offer for shares issued in our initial public offering. Although we have completed this rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to the date of this prospectus. We offered to rescind the shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest.

This rescission offer was accepted by _____ of the offerees to the extent of _______ shares for an aggregate of $_________, including statutory interest. All of these shares were purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest we may be required to pay. We also understand that the SEC and certain state regulators, including California, have requested additional information regarding the rescission offer. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

We have previously been unsuccessful in a prior public offering.

We have previously tried to raise money in a public offering. This offering was declared effective on December 31, 2002 and was subsequently withdrawn on March 27, 2003 due to what we perceived as poor market conditions for a public offering in the economic climate at the time.

We determined the offering price for the shares being offered arbitrarily. The market price for the common stock after the offering may vary from the offering price.

Prior to this offering, there was no public market for our common stock. We arbitrarily determined the offering price for the shares being offered. The price bears no direct relationship to our assets, earnings, book value, or other such criteria of value. For this reason, the market price after the offering may vary from the initial offering price.

There is not yet a public trading market for our securities and if a market develops for our securities, it could be limited, sporadic and highly volatile.

There is currently no public market for our common stock and we cannot assure you when or if there will be a market for our common stock. We cannot assure you that an active market for our shares will be established or maintained in the future. We intend to apply for listing of our common stock on the Nasdaq Capital Market or the American Stock Exchange following the completion of this offering, if we are able to qualify for such markets, and if not, we anticipate that US EURO Securities, Inc. will apply for quotation of our common stock on the OTCBB. However, the OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Therefore, if you purchase shares of our common stock and later decide to sell the shares, you may have difficulty selling the shares. Even if a market for our common stock is established, stockholders may have to sell our stock at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

In addition, if a market develops for our common stock, the market price of our common stock may be volatile, which could cause the value of your investment to decline.  Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

•	price and volume fluctuations in the stock markets generally,

•	changes in our earnings or variations in operating results,

•	any shortfall in revenue or increase in losses from levels expected by securities analysts,

•	changes in regulatory policies or law,

•	operating performance of companies comparable to us, and

•	general economic trends and other external factors.

Such factors may cause the market price of our common stock to decrease significantly. You may be unable to sell your shares of common stock at or above the initial public offering price.

Since there is no minimum number of shares which must be subscribed for before we can use the proceeds from sales, our expansion plans will be affected by the number of shares actually sold.

The speed with which we implement our expansion plans will depend, to a large degree, on the amount of funds available for expansion. Such funds may be provided by the sale of common stock in this offering, our existing lines of credit, and revenues from sales, future loans or otherwise. If we sell less than all the shares in this offering, our ability to implement the expansion plans described under “Use of Proceeds” and elsewhere in this prospectus could be delayed, depending on the amount of other funds available to us for such purposes.

You will experience immediate and substantial dilution in this offering.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $3.23 per share, or approximately 81%, in the net tangible book value of the common stock from the public offering price if all 2,000,000 shares being offered are sold, and $3.70 per share or approximately 92%, in the net tangible book value of the common stock from the public offering price if only 1,000,000 shares are sold. We have previously sold 333,156 shares of common stock in this offering, resulting in gross proceeds of $1,332,624 to us.

Future financings could adversely affect your ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders, including, those persons acquiring shares in this offering.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a majority of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer owns, before the commencement of this offering, approximately 60% of our outstanding voting stock. If all the shares in this offering are sold, Mr. Reed will own approximately 46% of our outstanding voting stock. If 1,000,000 shares in this offering (50%) are sold, Mr. Reed will own approximately 54% of our outstanding voting stock. Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares will be available for sale in the public market after the offering and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could substantially reduce our stock price in any public market, and could impair our ability to obtain capital through a subsequent financing of our securities. After this offering, we will have 6,994,953 shares of common stock outstanding if all 2,000,000 shares in this offering are sold and 5,994,953 shares of common stock outstanding if 1,000,000 shares in this offering (50%) are sold. All the shares of common stock sold in this offering will be freely tradable without restriction or further registration required under federal securities laws.

In addition, we have issued and outstanding options and warrants that may be exercised into 904,241 shares of common stock, 136,158 shares of common stock issuable upon conversion of principal and accrued interest on certain debt at March 31, 2006 and 58,940 shares of Series A preferred stock that may be converted into 235,760 shares of common stock. In addition, our outstanding shares of Series A preferred stock bear a dividend of 5% per year, or approximately $29,470 per year. We have the option to pay the dividend in shares of our common stock. In 2005, we paid the dividend in an aggregate of 7,362 shares of common stock, and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding. We also have 200,000 shares reserved for future issuance under the underwriters’ warrant (including 33,316 shares underlying underwriters’ warrants which we have agreed to issue to the underwriters relating to the sale of 333,156 shares sold as of the date of this prospectus).

Of the shares of our common stock currently outstanding, 4,240,500 shares are “restricted securities” under the Securities Act of 1933, as amended. Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

Our common stock may become subject to “penny stock” regulations that may affect the liquidity of our common stock.

Our common stock may become subject to the rules adopted by the SEC that regulates broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading,

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws,

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price,

•	a toll-free telephone number for inquiries on disciplinary actions; definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks, and

•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock,

•	the compensation of the broker-dealer and its salesperson in the transaction,

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock,

•	the liquidity of the market for such stock, and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock if it is subject to the penny stock rules.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus.

Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following:

•
The effectiveness of our rescission offer to preclude certain holders of our stock from seeking relief for alleged violations of securities laws in connection with securities issuances in connection with our initial public offering,

•	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities,

•	Decreased demand for our products resulting from changes in consumer preferences,

•	Competitive products and pricing pressures and our ability to gain or maintain its share of sales in the marketplace,

•	The introduction of new products,

•
Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

•	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

•	Our ability to penetrate new markets and maintain or expand existing markets,

•	Maintaining existing relationships and expanding the distributor network of our products,

•	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

•	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

•	The availability and cost of capital to finance our working capital needs and growth plans,

•	The effectiveness of our advertising, marketing and promotional programs,

•	Changes in product category consumption,

•	Economic and political changes,

•	Consumer acceptance of new products, including taste test comparisons,

•	Possible recalls of our products, and

•	Our ability to make suitable arrangements for the co-packing of any of our products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

ESTIMATED USE OF PROCEEDS

Net proceeds from this offering were calculated based on an offering price of $4.00 per share and then deducting a 6% sales commission, a 1% lead underwriter’s concession, a 3% non-accountable broker expense allowance and other offering expenses estimated to be approximately $755,000. Net proceeds will range from $444,354 (assuming only the sale of the 333,156 shares that have been sold as of the date of this Prospectus) to $6,445,000 (which assumes that all of the shares in the offering have been sold). The offering is being made on a best efforts basis, and we do not know how many shares, if any, will be sold in this offering in excess of the 333,156 shares sold to date.

We have used the proceeds referred to under the heading in the table below “Actual Amount of Shares Sold to Date,” as set forth in the table below and we presently expect to use the estimated net proceeds from the balance of the offering substantially as set forth in the table below in the estimated offering columns, assuming the numbers of shares indicated are sold in the offering:

	Actual Amount of Shares Sold to Date (333,156 shares sold or 16.66% of Total)	Estimated Amount if 1,000,000 Shares are Sold (50% of Total)	Estimated Amount if 2,000,000 Shares are Sold (100% of Total)
Gross Offering Receipt	$1,332,624	$ 4,000,000	$ 8,000,000
Underwriters’ Compensation	133,270	400,000	800,000
Offering Expenses	755,000	755,000	755,000

Proposed Uses	Amount and Percentage of Net Proceeds	Amount and Percentage of Net Proceeds	Amount and Percentage of Net Proceeds
Estimated Net Proceeds from Offering	444,354 (100%)	2,845,000 (100%)	6,445,000 (100%)
Hire additional sales representatives (1)	117,000 (26%)	700,000 (25%)	1,900,000 (30%)
New product launches (2)	20,000 (4%)	119,900 (4%)	244,900 (4%)
Retail slotting (3)	90,000 (21%)	750,000 (26%)	1,500,000 (23%)
Brand advertising (4)	122,000 (27%)	750,000 (26%)	1,500,000 (23%)
Cooler and in-store displays (5)	30,000 (7%)	248,985 (9%)	568,985 (9%)
Salary for new Chief Financial Officer (6)	--	100,000 (4%)	100,000 (2%)
Equipment purchases for the Brewery (7)	35,000 (8%)	150,000 (5%)	150,000 (2%)
Working capital (8)	30,354 (7%)	26,115 (1%)	481,115 (7%)

Total net proceeds	$444,354 (100%)	$2,845,000 (100%)	$6,445,000 (100%)

(1) In connection with our anticipated expansion of sales of our products, we anticipate being able to hire and pay first year compensation for at least two and up to approximately 30 new sales representatives, depending upon the net proceeds of this offering.

(2) We anticipate being able to launch numerous new products or SKUs, depending upon the net proceeds of this offering received by us. Over the next 12 to 24 months we plan to launch several SKUs in the Ginger Brew line, several new SKUs in the Virgil’s line, four new China Cola SKUs, and several additional new frozen confections and new candies. A SKU is an identifier that is used by merchants to permit the systematic tracking of products and services offered to customers. We intend to expend some, but not a significant amount of funds on research and development for new products and packaging. The speed with which we expand our marketing and advertising for our products, and the number of products we offer to the public, will depend in large part on the number of shares of common stock sold in this offering. If only a limited number of shares are sold, our expansion plans will take substantially longer to implement.

(3) We will attempt to place our products in up to 30,000 new stores. Some stores, particularly chains, require slotting fees to place product on store shelves. Currently, we do not pay slotting fees to place a majority of our products in stores. Slotting fees in the natural food section of the supermarket are generally not as expensive as in other areas of the store. However, in the future, we may have to pay slotting fees, depending upon the type of stores and chains where we place our products.

(4) We plan to use strategic consumer and trade targeted advertising to build brand awareness, and support existing and new product placements. Our advertising plans include print ads in magazine and newspapers, public relations events and consumer event sponsorships at which we offer samples of our products.

(5) Our marketing plans include placing up to 2,000 Reed’s branded refrigerated coolers and Reed’s branded in-store displays, which we call Kegerators, throughout the United States and, to a lesser degree, in Canada. We consider coolers and in-store displays to be efficient and proven marketing tools.

(6) Currently our Chief Executive Officer, Christopher J. Reed, serves as our Chief Financial Officer. Mr. Reed does not have any formal financial training as a Chief Financial Officer. Due to the increasing complexity of accountancy and cash management for reporting companies we have set aside this amount from the proceeds of the offering to pay all or a portion of the first year’s compensation for a new Chief Financial Officer that we are in the process of recruiting.

(7) Depending upon the net proceeds of this offering, we intend to purchase packaging automation equipment for the Brewery. This will allow us to increase production capacity and reduce overall time that our products can be in production, while decreasing labor costs.

(8) In June 2005, we entered into a revolving loan and security agreement pursuant to which we are able to borrow up to $1,900,000. As of March 31, 2006, we had $257,000 available for borrowing under the revolving loan agreement. This revolving loan matures on June 30, 2006. We may extend this revolving loan or seek to obtain a replacement line of credit for that credit facility. If we extend the loan agreement or obtain a replacement line of credit, we may use some of the proceeds from this offering to pay down amounts payable under any such credit facility. However, we may use any funds available under any such credit facility as working capital. We intend to use a portion of any funds borrowed pursuant to this loan agreement, in addition to the proceeds from the sale of the shares in this offering, for the uses described above.

We cannot assure you that the above dollar amounts will be specifically allocated as set forth in the foregoing table. Our management has discretion in the application of the actual net proceeds of the offering. Allocation of net proceeds is further subject to future events including changes in general economic conditions, changes in our strategy and our response to competitive pressures and consumer preferences associated with the products we sell. Pending full utilization of the proceeds from this offering, we may invest the net proceeds in highly liquid, investment grade securities.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We are obligated to pay a non-cumulative 5% dividend from lawfully available assets to the holders of our Series A preferred stock in either cash or additional shares of common stock at our discretion. In 2005, we paid the dividend in an aggregate of 7,362 shares of common stock, and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding. See “Description of Our Securities - Preferred Stock.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006 and as adjusted to reflect the sale by us of the maximum number of shares (2,000,000 shares) of common stock in this offering and the application of the estimated net proceeds, assuming an offering price of $4.00 per share, after deducting underwriter commissions and estimated offering expenses. The table also shows the effect if only 50% of the offering (1,000,000 shares) is completed. The number of shares reflected as outstanding as of March 31, 2006 includes the 293,656 shares sold in this offering as of March 31, 2006. You should read this table in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements and related notes appearing elsewhere in this prospectus. The following table excludes the following shares:

•	39,500 shares sold in this offering after March 31, 2006,

•	291,000 shares of common stock issuable upon exercise of outstanding options issued by us under our 2001 Stock Option Plan, at a weighted average exercise price of $3.80,

•	209,000 additional shares of common stock reserved for future issuance under our 2001 Stock Option Plan,

•	613,241 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.80,

•
200,000 shares reserved for future issuance under the underwriters’ warrants (including 33,316 shares underlying underwriters’ warrants which we have agreed to issue to the underwriters relating to the sale of 333,156 shares sold as of the date of this prospectus) at an exercise price of $6.60 per share,

•	136,158 shares of common stock issuable upon conversion of principal and accrued interest on certain convertible debt at March 31, 2006, and

•	235,760 shares of common stock issuable upon conversion of 58,940 outstanding shares of Series A preferred stock.

	At March 31, 2006)

	Actual	Pro forma as adjusted for sale of 1,000,000 shares	Pro forma as Adjusted for sale of 2,000,000 shares

Current liabilities
Current portion of long-term debt	$168,877	$168,877	$168,877
Lines of credit	1,539,946	1,539,946	1,539,946
Total current liabilities	1,708,823	1,708,823	1,708,823
Long-term liabilities
Long-term debt, less current portion	1,032,374	1,032,374	1,032,374
Notes payable to related parties	252,358	252,358	252,358
Total long-term liabilities	1,284,732	1,284,732	1,284,732

Stockholders’ equity:
Common Stock, par value $.0001 per share; 11,500,000 shares authorized; 5,281,247 shares issued and outstanding; 5,987,591 shares issued and outstanding as adjusted for the sale of 1,000,000 shares; 6,987,591 shares issued and outstanding as adjusted for the sale of 2,000,000 shares	528	599	699
Common stock to be issued from dividend declared on Series A preferred stock (7,362 shares)	29,470	29,470	29,470
Preferred Stock, par value $10.00 per share; 500,000 shares authorized; 58,940 shares issued and outstanding	589,402	589,402	589,402

Additional paid-in capital	3,094,171	4,881,939	8,481,839
Accumulated deficit	(3,628,660)	(3,628,660)	(3,628,660)

Total stockholder’s equity (deficit)	84,911	1,872,749	5,472,749

Total capitalization	$3,078,466	$4,866,304	$8,466,304

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at March 31, 2006.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value was $(729,995), computed by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted average number of shares of our common stock outstanding, or $(0.14) per share of common stock outstanding at March 31, 2006. We have previously sold 333,156 shares of common stock in this offering, resulting in gross proceeds of $1,332,624 to us, of which 39,500 shares were sold after March 31, 2006. Assuming the sale by us of all of the shares of common stock offered in this offering at an initial public offering price of $4.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at March 31, 2006, would have been $5,409,489, or $0.77 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.91 per share of common stock to our existing stockholders and an immediate dilution of $3.23 per share to the new investors purchasing shares in this offering. If fewer than all shares offered hereby are sold, the dilution will be greater to the new investors. If 1,000,000 shares sold, new investors purchasing shares in this offering the would experience an immediate dilution of $3.70 per share The following table illustrates this per share dilution, assuming 1,000,000 and 2,000,000 shares in this offering are sold:

	If 1,000,000 shares are sold	If 2,000,000 shares are sold
Offering Price per Share	$4.00	$4.00
Net tangible book value per common share at March 31, 2006	(0.14)	(0.14)
Increase per common share attributable to new investors	0.44	0.91
Net tangible book value per share of common stock after the offering	0.30	0.77
Dilution per share of common stock to new investors	$3.70	$3.23
Percentage of dilution per share of common stock to new investors	92%	81%

The following charts illustrate the pro forma proportionate ownership of our common stock if 1,000,000 shares and 2,000,000 shares are sold in the offering (including the 333,156 shares sold in this offering as of the date of this prospectus). These charts compare the relative amounts paid, by the present stockholders, and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering:

	Shares Purchased		Total Consideration
If 50% of Offering sold (1,000,000 shares)	Number	Percent	Amount	Percent	Average price per share

Existing stockholders (1)	5,328,109	88.9%	$4,121,810	60.7%	$0.77
New investors	666,844	11.1%	$2,667,376	39.3%	$4.00
Total	5,994,953	100%	$6,789,186	100%

If 100% of Offering sold (2,000,000 shares)	Number	Percent	Amount	Percent	Average price per share
Existing stockholders (1)	5,328,109	76.2%	$4,121,810	38.2%	$0.77
New investors	1,666,844	23.8%	$6,667,376	61.8%	$4.00
Total	6,994,953	100%	$10,789,186	100%

(1)	Based on the capital contribution from inception to the date of this prospectus, and includes the 333,156 shares of common stock previously issued in connection with this offering.

The discussion and tables above are based on the number of shares of common stock outstanding through the date of this prospectus, and includes 39,500 shares of common stock issued in connection with this offering following March 31, 2006. Further, the discussion and tables above exclude the following shares underlying outstanding shares of Series A convertible preferred stock, and certain options, warrants and convertible debt, which if issued in accordance with their terms, will result in additional dilution to new investors to the extent that outstanding options and warrants to purchase our common stock are exercised or convertible debt or our Series A convertible preferred stock is converted into shares of our common stock:

•	291,000 shares of common stock issuable upon exercise of outstanding options issued by us under our 2001 Stock Option Plan, at a weighted average exercise price of $3.80,

•	209,000 additional shares of common stock reserved for future issuance under our 2001 Stock Option Plan,

•	613,241 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.80,

•
200,000 shares reserved for future issuance under the underwriters’ warrants (including 33,316 shares underlying underwriters’ warrants which we have agreed to issue to the underwriters relating to the sale of 333,156 shares sold as of the date of this prospectus) at an exercise price of $6.60 per share,

•	136,158 shares of common stock issuable upon conversion of principal and accrued interest on certain convertible debt at March 31, 2006, and

•	235,760 shares of common stock issuable upon conversion of 58,940 shares of Series A preferred stock.

During the five years prior to the date of the prospectus, we sold shares of common stock for prices ranging from $1.00 to $4.00 per share. In addition, we have not issued and will not issue options or warrants with an exercise price less than 85% of the fair market value of the underlying common stock on the day of the grant.

As an historical reference, we here provide a chart recording all issuance of options and warrants:

Table of Warrants and Options issued with price and date:

Year Issued	Option Strike Price issued	Highest Price Paid for Common Shares

1991	0.02	0.27
1992	1.00	1.00
2000	2.00	2.00
2001	3.00	3.00
2002	6.00	6.00
2005	4.00	4.00

For historical reference and analysis, we provide here a reference table of all issuance of common and preferred shares by Reed’s, Inc. (formerly known as Original Beverage Corp.) in chronological order, beginning with issue of our founder’s shares in 1991:
Historical Table of Stock Issuance for Reed’s, Inc. (fka Original Beverage Corp.)

Type of Issuance	Class*	No. of Shares Issued	Price/Share	Year of Issue

Founder’s stock	C	3,200,000	0.0001	1991
Private investment	C	187,500	0.267	1991
Private investment	C	50,000	0.75	1993
Private investment	C	10,000	1.50	1996
Exempt private placement	C	141,100	1.50	1999
SCOR direct public offering	C	450,275	2.00	2000
Exempt private placement (existing shareholder)	C	250,000	2.00	2000
Note conversion options exercise (from 1991)	C	200,000	0.75	2000
Warrant exercise (from 1991)	C	37,500	1.00	2000
Employee bonus grants	C	1,500	2.00	2000
China Cola acquisition	C	130,000	2.00	2000
Options exercise (from 1991)	C	20,000	1.00	2001
Employee bonus grants	C	14,500	2.00	2001
Vendor payment	C	3,200	2.00	2001
Exempt private placement (existing shareholder)	C	500	3.00	2001
Loan conversion option exercise (from 1991)	C	8,889	1.125	2001
Loan conversion option exercise (from 1992)	C	11,877	1.50	2001
Exempt private placement (existing shareholder)	C	3,750	4.00	2001
Employee bonus grants	C	1,500	3.333	2003
Exempt private placement (existing shareholder)	C	3,000	3.50	2003
Exempt private placement (existing shareholders)	‡Pr	‡33,440	‡10.00	2004
Corporate note conversion exercised (from 2001)	‡Pr	‡25,500	‡10.00	2004
Exercise of options, exercise price of $0.20	C	262,500	0.20	2005
Issuance of shares on preferred stock dividend	C	7,362	4.00	2005-06
Sale of common stock in this offering	C	333,156	4.00	2005-06

Average share price excluding founder’s shares and initial seed, including conversion of Pr -- $1.81/share
‡ Series A Preferred at $10 par value convertible to 4 common shares
* Type of share issued C=Common, Pr=Preferred

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas,

•	China Colas,

•	Reed’s Ginger Juice Brews,

•	Reed’s Ginger Candies, and

•	Reed’s Ginger Ice Creams

We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada. We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

The following table shows a breakdown of net sales with respect to our distribution channels for the periods set forth in the table:

	Direct sales to large retailer accounts	% of total sales	Local direct distribution	% of total sales	Natural, gourmet and mainstream distributors	% of total	Total sales
2005	$1,536,896	16	$751,999	8	$7,181,390	76	$9,470,285
2004	1,983,598	22	395,601	4	6,599,166	74	8,978,365
2003	1,286,365	19	90,121	1	5,405,290	80	6,781,776

Historically, we have focused our marketing efforts on natural and gourmet food stores. In 2003, we expanded our marketing efforts to include more mainstream markets. These efforts included selling our products directly to:

•	large retail accounts, such as Costco, BJ Wholesale, and Cost Plus World Markets, and

•	the natural food section of mainstream national supermarket chains, such as Safeway, Kroger’s, Ralph’s and Bristol Farms.

In addition, since 2003, we have introduced new products and offer specialty beverage packaging options not typically available in the marketplace into the marketplace that have contributed to our growth in sales. These products include a 5-liter “party keg” version of our Virgil’s Root Beer and Cream Soda, 12-ounce long neck bottles of our Virgil’s Cream Soda and 750 ml size bottles of our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew.

We gauge the financial success of our company by a number of different parameters. Because our industry typically values companies on a top-line basis, one of our main company goals is to increase net sales. Our net sales have increased each year during the period from 2001 to 2005, as follows:

	2001	2002	2003	2004	2005
Net sales	$6,200,000	$6,400,000	$6,800,000	$9,000,000	$9,500,000

We believe that the increase in net sales over this period comes from three factors:

•	successes in our Southern California direct distribution strategy,

•	increases in our core of national distribution to natural and gourmet food stores and mainstream supermarket chains, and

•	increases in our direct sales to large retailers.

Almost as important as increasing our net sales are increasing our gross margins. We continue to work to reduce costs related to production of our products. However, we have encountered difficulties in increasing our gross margins due to certain factors, including:

•	inefficiencies commensurate with a start-up period for the Brewery that we purchased in 2002 as our West Coast production facility, and

•	higher freight, glass and production expenses due to the increase in the cost of fuel and increases in the price of ingredients in our products.

In 2002, we purchased and outfitted the Brewery, in part to help reduce both production costs and freight costs associated with our west coast sales. Gross margins decreased from 24.8% in 2002 to 19.5% in 2003 as a principal result of the start-up of the Brewery. Gross margins increased to 20.9% in 2004 as a principal result of attaining greater functionality and efficiencies in our operation of the Brewery by our own personnel and being able to produce and ship products in the western half of the Untied States from a west coast facility. However, in 2005, gross margins decreased to 18.2% as a principal result of increases in fuel prices, which put downward pressure on our margins due to increased freight expenses and increased glass and production costs, both of which are sensitive to fuel costs.

In addition, our west coast Brewery facility is running at 40% of capacity. We had difficulties with the underutilization of the Brewery at 40% of capacity as a result of working out problems associated with the flavor of our ginger brew products produced at the Brewery, causing us to increase freight and other associated expenses with producing and shipping such products nationally from our east coast co-packing facility. Management is committed to selling a high quality, great tasting product. Since the east coast co-packer is producing such a product, management has elected to continue to sell that product on the west coast, even though it negatively impacts our gross margins. As we are able to make the Brewery become more fully utilized, we believe that we will experience improvements in gross margins due to freight and production savings.

Trends, Risks, Challenges, Opportunities That May or Are Currently Affecting Our Business

Our main challenges, trends, risks and opportunities that could affect or are affecting our financial results include but are not limited to:

Fuel Prices - Our freight rates were approximately 9.7% of net sales during 2005. We expect freight rates to increase by an additional 5% to 10% in 2006 as result of the continuing increase in fuel prices. However, as we increase production at the Brewery, for delivery of products in the western half of the United States, we expect to offset this trend, at least in part, by reducing our need for cross-country freight services from our eastern co-packing facility.

Low Carbohydrate Diets and Obesity - Our products are not geared for the low carbohydrate market. Consumer trends have reflected higher demand for lower carbohydrate products. Despite this trend, we achieved an increase in our sales growth in 2005. We monitor these trends closely and have started developing low-carbohydrate versions of some of our beverages, although we do not have any currently marketable low-carbohydrate products.

Distribution Consolidation - There has been a recent trend towards continued consolidation of the beverage distribution industry through mergers and acquisitions. This consolidation results in a smaller number of distributors to market our products and potentially leaves us subject to the potential of our products either being dropped by these distributors or being marketed less aggressively by these distributors. As a result, we have initiated our own direct distribution to mainstream supermarkets and natural and gourmet foods stores in Southern California and to large national retailers. Consolidation among natural foods industry distributors has not had an adverse affect on our sales.

Consumer Demanding More Natural Foods - The rapid growth of the natural foods industry has been fueled by the growing consumer awareness of the potential health problems due to the consumption of chemicals in the diet. Consumers are reading ingredient labels and choosing products based on them. We design products with these consumer concerns in mind. We feel this trend toward more natural products is one of the main trends behind our growth. Recently, this trend in drinks has not only shifted to products using natural ingredients, but also to products with added ingredients possessing a perceived positive function like vitamins, herbs and other nutrients. Our ginger-based products are designed with this consumer demand in mind.

Supermarket and Natural Food Stores - More and more supermarkets, in order to compete with the growing natural food industry, have started including natural food sections. As a result of this trend, our products are now available in mainstream supermarkets throughout the United States in natural food sections. Supermarkets can require that we spend more advertising money and they sometimes require slotting fees. We continue to work to keep these fees reasonable. Slotting fees in the natural food section of the supermarket are generally not as expensive as in other areas of the store.

Beverage Packaging Changes - Beverage packaging has continued to innovate, particularly for premium products. There is an increase in the sophistication with respect to beverage packaging design. While we feel that our current core brands still compete on the level of packaging, we continue to experiment with new and novel packaging designs such as the 5-liter party keg and 750 ml champagne style bottles. We have further plans for other innovative packaging designs.

Packaging or Raw Material Price Increases - An increase in packaging or raw materials has caused our margins to suffer and has negatively impacted our cash flow and profitability. We continue to search for packaging and production alternatives to reduce our cost of goods.

Cash Flow Requirements - Our growth will depend on the availability of additional capital infusions. We have a financial history of losses and are dependent on non-banking sources of capital, which tend to be more expensive and charge higher interest rates. Any increase in costs of goods will further increase losses and will further tighten cash reserves. We intend to use the proceeds from this offering to increase our liquidity to be able to make cash expenditures, as needed.

Interest Rates - We use lines of credit as a source of capital and are negatively impacted as interest rates rise. Management believes this offering will provide capital sufficient for us to reduce our debt level and allow us to lower our incremental borrowing costs.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Revenue Recognition. Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

Trademark License and Trademarks. Trademark license and trademarks primarily represent the costs we pay for exclusive ownership of the Reed’s® trademark in connection with the manufacture, sale and distribution of beverages and water and non-beverage products. We also own the China Cola® trademark and have applied for a trademark on the Virgil’s name. In addition, we own a number of other trademarks in the United States as well as in a number of countries around the world. We account for these items in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of SFAS No. 142, we do not amortize indefinite-lived trademark licenses and trademarks.

In accordance with SFAS No. 142, we evaluate our non-amortizing trademark license and trademarks quarterly for impairment. We measure impairment by the amount that the carrying value exceeds the estimated fair value of the trademark license and trademarks. The fair value is calculated by reviewing net sales of the various beverages and applying industry multiples. Based on our quarterly impairment analysis the estimated fair values of trademark license and trademarks exceeded the carrying value and no impairments were identified during the years ended December 31, 2005 or 2004 or during the three months ended March 31, 2006.

Long-Lived Assets. Our management regularly reviews property, equipment and other long-lived assets, including identifiable amortizing intangibles, for possible impairment. This review occurs quarterly or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Quarterly, or earlier if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were identified during the years ended December 31, 2005 or 2004 or during the three months ended March 31, 2006.

Management believes that the accounting estimate related to impairment of our long lived assets, including our trademark license and trademarks, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and we expect they will continue to do so.

In estimating future revenues, we use internal budgets. Internal budgets are developed based on recent revenue data for existing product lines and planned timing of future introductions of new products and their impact on our future cash flows.

Advertising. We account for advertising production costs by expensing such production costs the first time the related advertising is run.

Accounts Receivable. We evaluate the collectibility of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount our management believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due trade accounts receivable outstanding.

Inventories. Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Income Taxes. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing, prudent, and feasible tax planning strategies, in assessing the value of our deferred tax assets. If our management determines that it is more likely than not that these assets will not be realized, we will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our management’s judgment. If our management subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Net sales increased by $161,936, or 8.9%, from $1,817,336 in the first three months ended March 31, 2005 to $ 1,979,272 in the first three months ended March 31, 2006. Sales of our core Reed’s Ginger Brew items increased from $916,000 in the first three months ended March 31, 2005 to $1,073,000 in the first three months ended March 31, 2006. Sales of our Virgil’s Root Beer 12 ounce bottles and our new Virgil’s Cream soda increased by $76,000 from $390,000 and $101,000, respectively, in the first three months ended March 31, 2005 to $467,000 and $100,000, respectively, in the first three months ended March 31, 2006. Candy sales increased by $76,000 from $129,000 in the first three months ended March 31, 2005 to $205,000 in the first three months ended March 31, 2006. These increases were offset by decreases in sales in certain of our other products. Sales of our new Virgil’s 5 liter party keg labels decreased from $148,000 in the first three months ended March 31, 2005 to $50,000 in the first three months ended March 31, 2006 due to non-recurring sales to certain large retailers. Ice cream sales increased from $34,000 in the first three months ended March 31, 2005 to $36,000 in the first three months ended March 31, 2006.

Cost of sales increased by $202,589, or 13.6%, from $1,486,287 in the first three months ended March 31, 2005 to $1,688,876 in the first three months ended March 31, 2006. As a percentage of net sales, cost of sales increased from 81.8% in the first three months ended March 31, 2005 to 85.3% in the first three months ended March 31, 2006. Costs of sales increased primarily as a result of increased depreciation (0.6%), increased production expenses due to fuel costs (2.5%) and increased packaging costs (0.4%).

Gross profit decreased from $331,049 in the first three months ended March 31, 2005 to $290,396 in the first three months ended March 31, 2006. As a percentage of net sales, gross profit decreased from 18.2% in the first three months ended March 31, 2005 to 14.7% in the first three months ended March 31, 2006. Effective February 1, 2006, we approved a price increase in a number of our product lines at an average of approximately 7% in order to attempt to increase our gross profit. The full implementation of the price increase is expected to be completed by the middle of the third quarter of 2006. We expect margins to increase by the end of 2006 due to this price increase, provided that these price increases do not adversely affect our volume of sales.

General and administrative and selling expenses increased by $50,719 or 10.2% from $499,099, in the first three months ended March 31, 2005 to $549,818 in the first three months ended March 31, 2006 and increased as a percentage of net sales from 27.5% in the first three months ended March 31, 2005 to 27.8% in the first three months ended March 31, 2006. The increase in expenses was due to increased salaries due to a larger sales force (0.8%), increased sales expenses from increased fuel costs and increased telephone charges (3.8%), increased utility expenses (1.1%) and increased legal and accounting costs due to the costs associated with being a public reporting company(0.8%). Health insurance costs increased due to more people being covered by our health plan (2.3%). Payroll increased due to temporary employee services incurred as a result of an employee departure during the quarter ended March 31, 2006 (2.0%). We reduced our promotional expenses due to fewer club store demos (-1.9%).

Legal defense costs for the three months ended March 31, 2006 and 2005 were $9,568 and $2,216, respectively. These expenses were incurred for a lawsuit brought against us by a consultant alleging funds due him. We mounted a successful defense in this action and were successful on an appeal of this matter.

Interest expense increased by $29,397, or 41.3%, from $71,210 in the first three months ended March 31, 2005 to $100,607, in the first three months ended March 31, 2006. The increase in interest expense was due to increasing short term interest rates, increased borrowings on our available lines of credit and increasing our long term debt, which was used to purchase brewing equipment, vehicles and office equipment.

As a result of the foregoing, we experienced a net loss of $241,386 in the first three months ended March 31, 2005 and $369,597 in the first three months ended March 31, 2006. Accordingly, we experienced a net loss of $0 .05 per share in the first three months ended March 31, 2005 and $0.07 per share in the first three months ended March 31, 2006.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

Net sales increased by $491,920, or 5.5%, from $8,978,365 in 2004 to $9,470,285 in 2005. Sales of our core Reed’s Ginger Brew items increased from $3,681,000 in 2004 to $4,103,000 in 2005. Sales of our Virgil’s Root Beer 12 ounce bottles and our new Virgil’s Cream soda increased from $1,591,000 and $139,000, respectively, in 2004 to $2,091,000 and $667,000, respectively, in 2005. Candy sales increased from $699,000 in 2004 to $822,000 in 2005. These increases were offset by decreases in sales in certain of our other products. Sales of our new Virgil’s 5 liter party keg labels decreased from $1,002,000 in 2004 to $575,000 in 2005 due to non-recurring sales in 2004 to certain large retailers. Ice cream sales dropped from $196,000 in 2004 to $145,000 in 2005. Our co-packing sales of private labels from the Brewery dropped from $450,048 in 2004 to $239,835 in 2005.

Cost of sales increased by $642,462, or 9.0%, from $7,103,037 in 2004 to $7,745,499 in 2005. Costs of sales as a percentage of sales increased from 79.1% in 2004 to 81.8% in 2005. Costs of sales as a percentage of sales increased primarily as a result of increases in higher freight costs (0.5%), packaging costs (0.8%) and production expenses (4.4%) due to increased fuel costs and increased depreciation (0.3%), offset by decreases in ingredient costs (-3.3%).

We calculate gross profit as total revenues less cost of sales. Gross profit decreased from $1,875,328 in 2004 to $1,724,786 in 2005. As a percentage of net sales, gross profit decreased from 20.9% in 2004 to 18.2% in 2005. Effective February 1, 2006 we increased prices in a number of our product lines at an average of approximately 7% in order to attempt to increase our gross profit. We expect margins to increase by the end of 2006 due to this price increase, provided that these price increases do not adversely affect our volume of sales.

General and administrative and selling expenses increased by $213,958 or 11.5% from $1,866,511, in 2004 to $2,080,469 in 2005 and increased as a percentage of net sales from 20.8% in 2004 to 22.0% in 2005. The increase in expenses was primarily due to increased salaries due to a larger sales force, more commissions due to increased number of outside sales brokers, increased sales fuel costs, increased fuel expenses for plant heating requirements and increased legal and accounting costs due to the costs associated with this offering and becoming a reporting company under the Exchange Act. In addition, if we are able to receive a significant portion of the proceeds from this offering, we intend to increase our in-house sales force, which we anticipate will permit us to increase sales of our product lines in the future. We anticipate a lead time until these new sales people generate enough additional revenue to support their additional cost.

Beginning in January 2000, we extended an interest-free line of credit to one of our consultants, Peter Sharma, III who was a member of our board until January 27, 2006. In July 2005, a repayment schedule began at $1,000 per month and ending with a balloon payment for the remaining balance, due on December 31, 2007. As of December 31, 2005, management has chosen to reserve the entire amount of the outstanding balance of $124,210. Management is pursuing collection efforts. Mr. Sharma was a registered representative of Brookstreet Securities Corporation until May 4, 2006. Brookstreet is one of our underwriters in this offering. Mr. Sharma received compensation of approximately $28,000 through his former relationship with Brookstreet. We are advised by Brookstreet that Mr. Sharma will not participate in any future sales through Brookstreet in connection with this offering.

Legal defense costs for the years ended December 31, 2005 and 2004 were $36,558 and $80,156, respectively. These expenses were incurred for a lawsuit brought against us by a consultant alleging funds due him. We mounted a successful defense in this action and were successful on an appeal of this matter.

Interest expense increased by $54,472, or 21.4%, from $255,032 in 2004 to $309,504 in 2005. The increase in interest expense was primarily due to increased borrowing on our receivable line of credit with our principal lender. We anticipate using a portion of the proceeds from this offering to pay down existing lines of credit, and expect that such proceeds will reduce our need for debt financing and allow us to obtain more favorable borrowing rates, thus offsetting the rise in the prime rate, and therefore interest expense should decrease.

Loss on extinguishment of debt decreased from $153,000 in 2004 to none in 2005. This loss related to the discount on the conversion of approximately $255,000 of our debt into 25,500 shares of our Series A preferred stock. Upon conversion, the excess of the fair market price of the underlying common stock over the conversion price of $1.50 per share resulted in the loss on extinguishment of debt.

As a result of the foregoing, we experienced a net loss of $479,371 and $855,425 in 2004 and 2005, respectively. In addition, we accrued a $29,470 dividend payable to the holders of our Series A preferred stock in 2005, which we elected to pay in the form of 7,362 shares of common stock. Accordingly, we experienced a net loss of $0.10 and $0.18 per share in 2004 and 2005, respectively.

Management recognizes the operating losses and costs incurred have negatively impacted liquidity. We anticipate using a portion of the proceeds from this offering to pay down existing lines of credit, and expect that such proceeds will reduce our need for debt financing and allow us to obtain more favorable borrowing rates, thus offsetting the rise in the prime rate, and therefore interest expense should decrease. In addition, we anticipate that the price increases management instituted will lead to increased gross margins and decreases in loss from operations, thus improving our profitability.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution, and cash generated from operations.

As of March 31, 2006, we had a working capital deficit of $ 1,315,156, compared to a working capital deficit of $1,594,758 as of December 31, 2005. This decrease in our working capital deficit should not be viewed as a change in trend. The primary factor contributing to a reduction in our working capital deficit was the cash received from our initial public offering. As of December 31, 2005, we had a working capital deficit of $1,594,758, compared to a working capital deficit of $684,647 as of December 31, 2004. This increase in our working capital deficit was primarily attributable to increases in accounts payable and our line of credit. These increases were required due to the loss we incurred in 2005 and costs incurred for this offering. Cash and cash equivalents were $195,457 as of March 31, 2006, as compared to $27,744 as December 31, 2005 and $42,488 as of December 31, 2004.

As of March 31, 2006, we had outstanding borrowings of $1,539,946 under the following line of credit agreements:

•
We have an unsecured $50,000 line of credit with US Bank which expires in December 2009. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 12% per annum. Our outstanding balance was $26,646 at March 31, 2006 and there was $23,354 available under the line of credit. The interest rate in effect at March 31, 2006 was 19.75%.

•
We have a line of credit with Merrill Lynch. Robert T. Reed, Jr., our Vice President and National Sales Manager - Mainstream and a brother of our Chief Executive Officer, Christopher J. Reed has pledged certain securities (which do not include any of our securities which are owned by Mr. Reed) in his personal securities account on deposit with Merrill Lynch as collateral for repayment of the line of credit. The amount of the line of credit is based on a percentage value of such securities. At March 31, 2006, the outstanding balance on the line of credit was $642,209, and there was $47,140 available under the line of credit The line of credit bears interest at a rate of rate of 3.785% per annum plus LIBOR (8.695% as of March 31, 2006). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we have agreed to pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch, as a loan fee. During the years ended December 31, 2005 and 2004, we paid Mr. Reed $15,250 and $3,125, respectively, under this agreement. In addition, Christopher J. Reed has pledged all of his shares of common stock to Robert T. Reed, Jr. as collateral for the shares pledged by Robert T. Reed, Jr.

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We have a line of credit with Business Alliance Capital Corporation. This line of credit allows us to borrow a maximum amount of $1,910,000, based on a borrowing base of accounts receivables and inventory. The borrowing base on the accounts receivable is 80% of all eligible receivables, which are primarily accounts receivables under 90 days. The inventory borrowing base is 50% of eligible inventory. As of March 31, 2006, the outstanding balance on the line of credit was $871,091. The interest rate on this line of credit is prime plus 2.75%, and the interest rate at March 31, 2006 was 10.5%. The line of credit expires on June 30, 2006 and is guaranteed by Christopher J. Reed and his wife, Judy Reed, who are directors and our principal stockholders. This revolving line of credit is secured by all of our assets, including accounts receivable, inventory, trademarks and other intellectual property, building and equipment. As of March 31, 2006, we had approximately $257,000 of availability on this line of credit.

Our senior line of credit with Business Alliance Capital Corporation expires on June 30, 2006. We believe that we will either be able to negotiate to extend this line of credit or find a replacement line of credit. We cannot assure you on what terms we will be able to extend or replace this line of credit. If we are unable to extend or replace this line of credit and are placed in a position of default under the line of credit, there would be a material adverse effect our financial condition.

At March 31, 2006, we did not have any material commitments for capital expenditures.

Net cash used in operating activities was $491,428 in the quarter ended March 31, 2006, as compared to net cash provided by operating activities was $135,465 in the quarter ended March 31, 2005. This increase in net cash used in operating activities was primarily due to the increase in net loss to $369,587 in the quarter ended March 31, 2006, as compared to $241,368 in the quarter ended March 31, 2005, increases in inventory and accounts receivable in the quarter ended March 31, 2006 from the prior corresponding period, offset by decreases in prepaid expenses in the quarter ended March 31, 2006 from the prior corresponding period.

Net cash used in operating activities decreased to $42,610 in the year ended December 31, 2005 from $176,020 in the year ended December 31, 2004. This decrease primarily was due to the increase in net loss to $825,955 in 2005, as compared to $479,371 in 2004, decreases in accrued interest and increases in prepaid expenses in 2005 from 2004 and a non-recurring write off in deferred offering costs of $153,000 in 2004, offset by a provision for amounts due from a former director in 2005 and the decrease of accounts receivable and inventory in 2005 from 2004.

We used $19,271 in investing activities in the quarter ended March 31, 2006, as compared to $37,001 in the quarter ended March 31, 2005. Net cash used in investing activities in each of these quarters primarily consisted of the purchase of equipment for the Brewery. In the quarter ended March 31, 2005, we made a loan to a director in the amount of $12,813 before we commenced our public offering.

We used $214,667 in investing activities in the year ended December 31, 2005, as compared to $248,187 in the year ended December 31, 2004. Net cash used in investing activities in each of these years primarily consisted of the purchase of equipment for the Brewery and loans made to a director before we commenced our public offering. In the years ended December 31, 2005 and 2004, we purchased equipment for the Brewery in the amounts of $181,654 and $204,147, respectively, and made loans to a former director in the amounts of $33,013 and $44,040, respectively.

Cash flow provided from financing activities in the quarter ended March 31, 2006 was $678,412, as compared to cash flow used in financing activities of $107,792 in the quarter ended March 31, 2005. We received cash from the sale of common stock of $811,955 in this offering in the quarter ended March 31, 2006. We increased borrowings on our line of credit in the amount of $93,993 in quarter ended March 31, 2006, as compared to our making payments on our line of credit in the of $194 in the in the quarter ended March 31, 2005. Deferred offering costs increased to $198,833 in the quarter ended March 31, 2006 as compared to $63,062 in the quarter ended March 31, 2005. The increase in deferred offering costs primarily related to offering costs, such as accounting fees, legal fees, and selling expenses, that we incurred in connection with this offering. We made principal payments on our long-term debt of $28,703 and $44,536 in the quarters ended March 31, 2006 and 2005, respectively.

Cash flow provided from financing activities was $242,533 in the year ended December 31, 2005, as compared to $453,765 in the year ended December 31, 2004. We increased borrowings on our line of credit in 2005 and long term debt in the aggregate amount of approximately $115,000 primarily to purchase manufacturing equipment to improve the Brewery and vehicles for our Southern California direct distribution program. In addition, we received cash from the sale of common stock of approximately $197,000 in this offering in 2005 and approximately $334,000 from the issuance of preferred stock in 2004. The slight increase in cash provided by financing activities from 2004 to 2005 was offset by larger increases in cash used in financing activities from 2004 to 2005. Increases in deferred offering costs increased to $332,858 in 2005 from $219,955 in 2004. The increase in deferred offering costs primarily related to offering costs, such as accounting fees, legal fees, and selling expenses, that we incurred in connection with this offering. We made principal payments on our long-term debt of $263,815 and $208,852 in the years ended December 31, 2005 and 2004, respectively. We also paid to Judy Reed the amount of $21,000 in 2005 as repayment of debt.

During the quarter ended March 31, 2006, we had a net loss of $369,597. At March 31, 2006, we had a working capital deficiency of $1315,156 and an accumulated deficit of approximately $3,630,000. During the year ended December 31, 2005, we had a net loss of $825,955. At December 31, 2005, we had a working capital deficiency of $1,594,758 and an accumulated deficit of approximately $3,260,000.

We have a “best efforts” commitment from our underwriters, US EURO Securities, Inc. and Brookstreet Securities Corporation, to assist us in continuing the process of raising capital through this public offering of our common stock which we commenced in 2005. We believe that we will be successful in raising additional funds from this public offering. However we cannot predict the exact amount which will be raised. Until the commencement of this public offering, we will continue to experience challenges with managing cash flow, but we believe that we have enough liquidity to operate the business in the short term. The addition of cash from this public offering, if successful, would provide us the ability to improve our liquidity position and provide capital to continue to expand the business. The remaining amount of common stock that we can sell in connection with this public offering is 1,666,844 shares at an anticipated offering price of $4.00 per share. If the remainder of the shares were sold, we would receive approximately $6,445,000, net of offering expenses.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement. The rescission offer was accepted by _____ of the purchasers and _____ were repurchased for a gross amount of $_____. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. The shares that were tendered for rescission were purchased by others and not from our funds.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

We are conducting this offering to raise an additional approximate $6,445,000 of net proceeds from the sale of our common stock. We intend to use the proceeds from this offering for working capital, the expansion and development of our sales and marketing activities and to invest in infrastructure to increase our operational and manufacturing efficiencies. However, this offering is being conducted on a “best efforts” basis, and we cannot assure you that we will sell the maximum amount of securities being offered hereby. Accordingly, if we cannot receive adequate proceeds from this offering, we may be limited in our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain an additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives. This inability could adversely affect our business, results of operations and financial condition.

As we are not required to use our capital sources to pay for the repurchase of shares in the rescission offer, we currently believe that our available cash resources and cash flow from operations, without any additional net proceeds from this offering, will be sufficient to sustain our business operations for at least 13 months after the date of this prospectus. However, we would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses.

In addition, our ability to implement our full business expansion plan is largely dependent upon the outcome of this offering. If we do not receive the maximum proceeds from this offering, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. We have evaluated the impact of the adoption of SFAS 151, and do not believe the impact will be significant to our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some non-monetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. We have evaluated the impact of the adoption of SFAS 153, and do not believe the impact will be significant to our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. We have evaluated the impact of the adoption of SFAS 123(R), and do not believe the impact will be significant to our overall results of operations or financial position. All options issued prior to December 31, 2005 vested immediately, and therefore, there is no associated unamortized compensation that will be recorded in future periods relating to these options.

In May 2005 the FASB issued SFAS Number 154, “Accounting Changes and Error Corrections.” This SFAS provides guidance on accounting for and reporting of accounting changes and error corrections. We have evaluated the impact of SFAS 154 and do not believe the impact will be significant to our overall results of operations or financial position.

We do not believe that the adoption of the above recent pronouncements will have a material effect on our consolidated financial position or results of operations.

On September 22, 2005, the SEC issued rules to delay by one-year the required reporting by management on internal controls over financial reporting for non-accelerated filers. The new SEC rule extends the compliance date for such registrants to fiscal years ending on or after July 15, 2007. Accordingly, we qualify for the deferral until the year ending December 31, 2007 in order to comply with the internal control reporting requirements.

Inflation

Although management expects that our operations will be influenced by general economic conditions, we do not believe that inflation has a material effect on our results of operations.

BUSINESS
Background

We develop, manufacture, market, and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas,

•	China Colas,

•	Reed’s Ginger Juice Brews,

•	Reed’s Ginger Candies, and

•	Reed’s Ginger Ice Creams

We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada. We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

We produce and co-pack our products principally at our company-owned facility in Los Angeles, California, known as the Brewery, and at a contracted co-packing facility in Pennsylvania. We also co-pack certain of our products at smaller co-packing facilities in the United States and in Europe.

Key elements of our business strategy include:

•	increased national direct sales and distribution,

•	increased store placement with mainstream stores and retailers,

•	strong national distributorships,

•	stimulate strong consumer demand for our existing brands and products,

•	develop additional unique alternative beverage brands and other products, and

•	specialty packaging like our 5-liter party kegs, our ceramic swing-lid bottle and our 750 ml. champagne bottle.

Our current sales efforts are focused in three areas:

•	sales to mainstream, natural and specialty food stores and in the United States and, to a lesser degree, Canada, through our regional distributors and sales representatives,

•	direct sales effort to large national retailers, and

•	direct distribution by our trucks and drivers to retailers in Southern California.

We believe that these marketing efforts have contributed to our growth. We intend to continue to expand our sales personnel in each of these marketing areas with the proceeds from this offering.

In addition, since 2003, we have introduced new products and offer specialty beverage packaging options not typically available in the marketplace into the marketplace that have contributed to our growth in sales. These products include a 5-liter “party keg” version of our Virgil’s Root Beer and Cream Soda, 12-ounce long neck bottles of our Virgil’s Cream Soda and 750 ml size bottles of our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew and a one pint version of our Virgil’s Root Beer with a swing-lid. In addition, we have recently introduced a new flavor, our Black Cherry Cream soda in a 12-ounce bottle. These new packaging options are being utilized in our marketing efforts.

We create consumer demand for our products by

•	supporting in-store sampling programs of our products,

•	generating free press through public relations,

•	advertising in national magazines targeting our customers,

•	maintaining a company website (www.reedsgingerbrew.com), and

•	participating in large public events as sponsors.

Our business expansion plans are contingent to a great extent on the success of this offering. If all or most of the shares being offered hereby are sold, we expect to be able to increase our marketing, advertising and distribution campaigns, and the number of products we offer. The failure to raise the maximum proceeds offered hereby will limit our ability to expand our operations.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is (310) 217-9400. Our Internet address is www.reedsgingerbrew.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

Historical Development

In June 1987, Christopher J. Reed, our founder and Chief Executive Officer, began development of Reed’s Original Ginger Brew, his first beverage creation. After two years of development, the product was introduced to the market in Southern California stores in 1989. By 1990, we began marketing our products through natural food distributors and moved our production to a larger facility in Boulder, Colorado.

In 1991, we incorporated our business operations in the state of Florida under the name of Original Beverage Corporation and moved all of our production to a co-pack facility in Pennsylvania. We began exhibiting at national natural and specialty food trade shows, which brought national distribution in natural, gourmet and specialty foods and the signing of our first mainstream supermarket distributor. Our products began to receive trade industry recognition as an outstanding new product. The United States National Association of the Specialty Food Trade, or NASFT, named Original Ginger Brew as an “Outstanding Beverage Finalist” in the United States, and the Canadian Fancy Food Association, or CFFA, awarded us “Best Imported Food Product.”

Throughout the 1990’s, we continued to develop and launch new ginger brew varieties. Reed’s Ginger Brews reached broad placement in natural and gourmet foods stores nationwide through major specialty, natural/gourmet and mainstream food and beverage distributors.

In 1997, we began licensing the products of China Cola and eventually acquired the rights to that product in December 2000. In addition, we launched Reed’s Crystallized Ginger Candy, a product which we manufacture in Fiji under a proprietary, natural, non-sulfured process. In 1999, we purchased the Virgil’s Root Beer brand from the Crowley Beverage Company. The brand has won numerous gourmet awards. In 2000, we began to market three new products: Reed’s Original Ginger Ice Cream, Reed’s Cherry Ginger Brew and a beautiful designer 10-ounce gift tin of our Reed’s Crystallized Ginger Candy. In December 2000, we purchased an 18,000 square foot warehouse property, the Brewery, in Los Angeles, California, to house our west coast production and warehouse facility. The Brewery now also serves as our principal executive offices. In 2001, we changed our state of incorporation to Delaware and also changed our name to Reed’s, Inc. We also introduced our Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream products and expanded our confectionary line with two new candy products: Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Candy Chews. In 2002, we launched our Reed’s Ginger Juice Brew line, with four flavors of organic juice blends. In November 2002, we completed our first test runs of Reed’s and Virgil’s products at the Brewery and in January 2003, our first commercially available products came off the Los Angeles line. In 2003, we commenced our own direct distribution in Southern California and introduced sales of our 5-liter Virgil’s party keg. In 2004, we expanded our product line to include Virgil’s Cream Soda (including in a 5-liter keg), Reed’s Spiced Apple Brew in a 750 ml. champagne bottle and draught Virgil’s Root Beer and Cream Soda. In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda.

Industry Overview

Our beverages are classified as New Age beverages, a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. According to Beverage Marketing Corporation, in 2004, total wholesale dollar sales in the New Age segment were approximately $16.5 billion in wholesale dollar sales, an increase of 11.3% from 2003. (Source: Beverage World Magazine, April 15, 2006.)

Annual confectionary sales (including chocolate, non-chocolate and gum sales) in the United States were approximately $27.9 billion in 2005, of which approximately $8.7 billion was non-chocolate candy. (Source: National Confectioners Association, 2006 Year in Review.)

According to the International Dairy Foods Association (IDFA), total U.S. sales of ice cream and frozen desserts were estimated at approximately $21 billion. The packaged ice cream industry includes economy, regular, premium and super-premium products. Super-premium ice cream, such as Reed’s Ginger Ice Creams, is generally characterized by a greater richness and density than other kinds of ice cream. This higher quality ice cream generally costs more than other kinds and is usually marketed by emphasizing quality, flavor selection, texture and brand image. IICA attributes almost all of the market growth over the past 10 years to sales of super-premium and premium ice creams, particularly the innovative products. Sales of premium and super-premium styles account for approximately 42% of the total industry revenues, versus approximately 15% for all the “light” formulations combined. (Source: CNN/Money, July 29, 2005.)

Our Products

We currently manufacture and sell 15 beverages, three candies and three ice creams. We make all of our products using premium all-natural ingredients.

We produce carbonated and non-carbonated products. Most sales of our beverage products are of our sodas. According to Spence Information Services (SPINS), which is the only sales information service catering to the natural food trade, for the year 2003,

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Reed’s Ginger Brews and Virgil’s Root Beer held three of the top ten items based on dollar and unit sales among all sugar/fructose sweetened sodas in the natural foods industry in the United States, with Reed’s Extra Ginger Brew holding the number one position, and

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Reed’s Original Ginger Brew and Virgil’s were two of the top ten brands based on dollar and unit sales among all sugar/fructose sweetened sodas in the natural foods industry in the United States, with Reed’s Original Brew holding the number one position.

Our carbonated products include six varieties of Reed’s Ginger Brews, Virgil’s Root Beer and Cream Sodas, China Cola and Cherry China Cola. We also sell four varieties of a new line of non-carbonated ginger brews called Reed’s Ginger Juice Brews.

Our candy products include Reed’s Crystallized Ginger Candy, Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Candy Chews.

Our ice cream products include Reed’s Original Ginger Ice Cream, Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream.

Beverages

Reed’s Ginger Brews

Ginger ale is the oldest known soft drink. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices, and fruits. These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties. Reed’s Brews are a revival of this home brewing art and we make them with care and attention to wholesomeness and quality, using the finest fresh herbs, roots, spices, and fruits. Our expert brew masters brew each batch and age it with great pride.

We believe that Reed’s Ginger Brews are unique in their kettle brewed origin among all mass-marketed soft drinks. Reed’s Ginger Brews contain between 8 and 26 grams of fresh ginger in every 12-ounce bottle. We use no refined sugars as sweeteners. Our products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring for greater adult appeal. Instead of using injected-based carbonation, we produce our carbonation naturally, through slower, beer-oriented techniques. This process produces smaller, longer lasting bubbles that do not dissipate rapidly when the bottle is opened. We do not add coloring. The color of our products comes naturally from herbs, fruits, spices, roots and juices.

In addition, since Reed’s Brews are pasteurized, they do not require or contain any preservatives. In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water, and highly refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters, and filling systems. The final product is generally cold-filled and requires preservatives for stability. Colors are added that are either natural, although highly processed, or artificial.

In addition, while we make no claim as to any medical or therapeutic benefits of our products, we have found friends and advocates among alternative, holistic, naturopathic, and homeopathic medical practitioners, dieticians and medical doctors, who tell us that they recommend Reed’s Extra Ginger Brew for their patients as a simple way to ingest a known level of ginger. The United States Food and Drugs Administration (FDA) include ginger on their GRAS (generally recognized as safe) list. However, neither the FDA nor any other government agency officially endorses or recommends the use of ginger as a dietary supplement.

We currently manufacture and sell six varieties of Reed’s Ginger Brews:

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Reed’s Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using 17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs and spices. Reed’s Original Ginger Brew is 20% fruit juice.

•	Reed’s Extra Ginger Brew is the same approximate recipe, with 26 grams of fresh ginger root for a stronger bite. Reed’s Extra Ginger Brew is 20% fruit juice.

•	Reed’s Premium Ginger Brew is the no-fructose version of Reed’s Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed’s Premium Ginger Brew is 20% fruit juice.

•	Reed’s Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice and lime. Reed’s Raspberry Ginger Brew is 20% raspberry juice and is sweetened with fruit juice and fructose.

•
Reed’s Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice and such apple pie spices as cinnamon, cloves and allspice. Reed’s Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

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Reed’s Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from: filtered water, fructose, fresh ginger root, cherry juice from concentrate and spices. Reed’s Cherry Ginger Brew is 22% cherry juice.

All six of Reed’s Ginger Brews are offered in 12-ounce bottles and are sold in stores as singles, in four-packs and in 24-bottle cases. Reed’s Original Ginger Brew is sold by select retailers in a special 12-pack. Reed’s Spiced Apple Brew is now available in a 750 ml. champagne bottle.

Virgil’s Root Beer

Over the years, Virgil’s Root Beer has won numerous awards and has a reputation among many as one of the best root beers made anywhere. Virgil’s Root Beer won the “Outstanding Beverage” award at the NASFT’s International Fancy Food and Confection Show in 1997.

Virgil’s is a premium root beer. We use all-natural ingredients, including filtered water, unbleached cane sugar, anise from Spain, licorice from France, bourbon vanilla from Madagascar, cinnamon from Sri Lanka, clove from Indonesia, wintergreen from China, sweet birch and molasses from the southern United States, nutmeg from Indonesia, pimento berry oil from Jamaica, balsam oil from Peru, and cassia oil from China.

We collect these ingredients worldwide and gather them together at the brewing and bottling facilities we use in the United States and Germany. We combine and brew these ingredients under strict specifications and finally heat-pasteurize Virgil’s Root Beer, to ensure quality.

We sell Virgil’s Root Beer in four packaging styles: 12-ounce bottles in a four-pack, a special ceramic-swing-lid style pint bottle, a 5-liter self-tapping party keg and a draught “pony keg.”

Virgil’s Cream Soda

We launched Virgil’s Cream Soda in January 2004. We make this product with the same attention to quality that makes Virgil’s Root Beer so popular.

Virgil’s Cream Soda is a gourmet cream soda. We brew Virgil’s Cream Soda the same way we brew Virgil’s Root Beer. We use these all-natural ingredients, including filtered water, unbleached cane sugar and bourbon vanilla from Madagascar.

Virgil’s Cream Soda is currently sold in 12-ounce long neck bottles in colorful 4-packs, a 5-liter party keg version and in our draught format.

In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda in a 12-ounce bottle.

China Cola

We consider China Cola to be the best tasting and most natural cola in the world. We restored China Cola to its original delicious blend of raw cane sugar, imported Chinese herbs, essential oils and natural spices. China Cola contains no caffeine. It comes in two varieties, Original China Cola and Cherry China Cola.

Original China Cola is made from filtered water, raw cane sugar, szechwan poeny root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove licorice, cardamom, caramel color, citric acid and phosphoric acid.

Cherry China Cola is made from the same ingredients as Original China Cola, with the addition of natural cherry flavor.

China Cola and Cherry China Cola sell as singles, in four-packs and in 24-bottle cases.

Reed’s Ginger Juice Brews

In May 2002, we launched a new line of ginger brews called Reed’s Ginger Juice Brews. They are 100% juice products that are non-carbonated and brewed from organic fresh ginger root and sweetened with organic juices. We created this product, in part, in response to a strong trend we have seen toward organic ingredients and non-carbonated beverages in the marketplace. We wanted to extend our ginger brew line and believe that these new flavors will cater to the growing market for organic non-carbonated beverages.

All four of our Reed’s Ginger Juice Brews contain: filtered water, organic fresh ginger root, and organic white grape juice from concentrate. Specifically,

•	Reed’s Lemon Guava Ginger Juice Brew adds guava juice from concentrate and lemon juice from concentrate.

•	Reed’s Strawberry Kiwi Ginger Juice Brew adds organic strawberry juice from concentrate and organic kiwi juice from concentrate.

•	Pineapple Orange Ginger Juice Brew adds organic pineapple juice from concentrate, organic orange juice from concentrate, and organic limejuice from concentrate.

•	Reed’s Cranberry Raspberry Ginger Juice Brew adds cranberry juice from concentrate, and organic raspberry juice from concentrate.

Reed’s Ginger Juice Brews drinks come in a 16-ounce juice bottle as singles or in cases of 12 and 24 bottles.

Reed’s Ginger Candies

Reed’s Crystallized Ginger Candy

Reed’s Crystallized Ginger was the first crystallized ginger on the market in the United States to be sweetened with raw cane instead of refined white sugar. Reed’s Crystallized Ginger is custom-made for us in Fiji.

The production process is an ancient one that has not changed much over time. After harvesting baby ginger (the most tender kind), the root is diced and then steeped for several days in large vats filled with simmering raw cane syrup. The ginger is then removed and allowed to crystallize into soft, delicious nuggets. Many peoples of the islands have long enjoyed these treats for health and pleasure.

We sell this product in 3.5-ounce bags, 10-ounce enameled, rolled steel gift tins, 16-ounce re-sealable Mylar bags, and in bulk. We also sell Reed’s Crystallized Ginger Baking Bits in bulk.

Reed’s Ginger Candy Chews

For many years, residents of Southeast Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. We sell Reed’s Ginger Candy Chews individually wrapped in soft-packs of ten candies and as individually wrapped loose pieces in bulk. Reed’s has taken them a step further, adding more ginger, using no gelatin (vegan-friendly) and making them slightly easier to unwrap than their Asian counterparts.

Reed’s Ginger Candy Chews are made for us in Indonesia from sugar, maltose (malt sugar), ginger, and tapioca starch.

Reed’s Ginger Ice Creams

We make Reed’s Ginger Ice Creams with 100% natural ingredients, using the finest hormone-free cream and milk. We combine fresh milk and cream with the finest natural ginger puree, Reed’s Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed’s signature spicy-sweet bite. Our ice creams are made for us, according to our own recipes, at a dairy in upstate New York.

We sell three Reed’s Ginger Ice Cream products:

•	Reed’s Original Ginger Ice Cream made from milk, cream, raw cane sugar, Reed’s Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum),

•
Chocolate Ginger Ice Cream made from milk, cream, raw cane sugar, finest Belgian cocoa (used to make Belgian chocolate), Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian cocoa, soy lecithin and real vanilla), ginger puree, and guar gum (a natural vegetable gum) creating the ultimate chocolate ginger ice cream, and

•
Reed’s Green Tea Ginger Ice Cream made from milk, cream, the finest green tea, raw cane sugar, ginger puree, Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) creating the ultimate green tea ginger ice cream.

We sell Reed’s Ginger Ice Creams in pint containers and cases of eight pints. We also intend to supply Reed’s Ginger Ice Creams in foodservice volume packaging.

New Product Development

We are always working on development to continue expanding from our Reed’s Ginger Brew, Virgil’s product line, Reed’s Ginger Juice Brew, Reed’s Ginger Ice Cream, and Reed’s Ginger Candy product lines and packaging styles. However, research and development expenses in the last two years have been nominal. We intend to expend some, but not a significant amount, of funds on research and development for new products and packaging. We intend to introduce new products and packaging as we deem appropriate from time to time for our business plan.

Among the advantages of our owned and self-operated Brewery are the flexibility to try innovative packaging and the capability to experiment with new product flavors at less cost to our operations or capital. Currently, we sell a half-liter Virgil’s Root Beer swing-lid bottle that is made for us in Europe. We intend to produce several of our beverages in one-liter swing-lid bottles in the United States. Our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew are available in a 750 ml. champagne bottle and other products are planned to be available with this packaging in the near future.

Manufacture of Our Products

We produce our carbonated beverages at two facilities:

•	a facility that we own in Los Angeles, California, known as The Brewery, at which we produce certain soda products for the western half of the United States, and

•
a packing, or co-pack, facility in Pennsylvania, known as the Lion Brewery, with which they contract to supply us with product we do not produce at The Brewery. The term of our agreement with Lion Brewery expires on May 31, 2007 and renews automatically for successive two-year terms unless terminated by either party. The Lion Brewery assembles our products and charges us a fee, generally by the case, for the products they produce.

Our west coast Brewery facility is running at 40% of capacity. We had difficulties with the underutilization of the Brewery at 40% of capacity as a result of working out problems associated with the flavor of our ginger brew products produced at the Brewery, causing us to increase freight and other associated expenses with producing and shipping such products nationally from our east coast co-packing facility. Management is committed to selling a high quality, great tasting product. Since the east coast co-packer is producing such a product, management has elected to continue to sell that product on the west coast, even though it negatively impacts our gross margins. As we are able to make the Brewery become more fully utilized, we believe that we will experience improvements in gross margins due to freight and production savings.

Our Ginger Juice Brews are co-packed for us at H.A. Ryder in Northern California. We supply all the ingredients and packaging. The co-pack facility assembles our products and charges us a fee, by the case. Our ice creams are co-packed for us at Ronnybrooke dairy in upstate New York. We supply all the flavor additions and packaging and the dairy supplies the ice cream base. The co-pack facility assembles our products and charges us a fee, by the unit produced for us. We have half-liter swing-lid bottles of our Virgil’s Root Beer line co-packed for us at the Hofmark Brewery in southern Germany. The co-pack facility assembles our products and charges us a fee by the unit they produce for us. Our arrangements with H.A Ryder, Ronnybrooke Dairy and Hofmark Brewery are on an order by order by basis.

We follow a ‘fill as needed’ manufacturing model to the best of our ability and we have no significant backlog of orders.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Reed’s Crystallized Ginger is made to our specifications in Fiji. Reed’s Ginger Candy Chews are made to our specifications in Indonesia, and we repackage them at the Brewery in Los Angeles.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe that as we continue to grow, we will be able to keep up with increased production demands. We believe that the Brewery has ample capacity to handle increased West Coast business. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product that is repackaged at the Brewery.

Our Primary Markets

We target a niche in the soft drink industry known as New Age beverages. The soft drink industry generally characterizes New Age Beverages as being made more naturally, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

The New Age beverage segment is highly fragmented and includes such competitors as SoBe, Snapple, Arizona, Hansen’s and Jones Soda, among others. These brands have the advantage of being seen widely in the national market and being commonly well known for years through well-funded ad campaigns. Despite our products’ having a relatively high price for a premium beverage product, no mass media advertising and a relatively small presence in the mainstream market compared to many of our competitors, we believe that results to date demonstrate that Reed’s Ginger Brews and Virgil’s sodas are making market inroads among these significantly larger brands. See “Business - Competition.”

We sell the majority of our products in natural food stores, mainstream supermarket chains and foodservice locations, primarily in the United States and, to a lesser degree, in Canada.

Natural Food Stores

Our primary and historical marketing source of our products has been natural food and gourmet stores. These stores include Whole Foods Market, Wild Foods, Trader Joe’s and Wild Oats. We also sell in gourmet restaurants and delis.

We believe that our products have achieved a leading position in their niche in the fast-growing natural food industry.

With the advent of large natural food store chains and specialty merchants, the natural foods segment continues to grow each year in direct competition with the mainstream grocery trade.

Mainstream Supermarkets and Retailers

We sell our products in over 1,000 mainstream supermarkets throughout the United States, and to a lesser extent, in Canada. These stores include national and regional supermarket chains, such as Kroger, Ralph’s, Raley’s, Safeway and Winn-Dixie. Generally, these stores market our products in specialty natural and gourmet sections within the stores, although we are increasing our presence in mainstream soft drink sections in these stores.

Supermarkets, particularly supermarket chains and prominent local supermarkets, often impose slotting fees before permitting new product placements in their store or chain. These fees can be structured to be paid one-time only or in installments. We pursue broad-based slotting in supermarket chains throughout the United States and, to a lesser degree, in Canada. However, our direct sales team in Southern California and our national sales management team have been able to place our products without having to pay slotting fees much of the time. However, slotting fees for new placements normally cost between $10 and $100 per store per new item placed.

We also sell our products to large national retailers who place our products within their national distribution streams. These retailers include Costco, Sam’s Club and Trader Joe’s.

Foodservice placement

We also market our beverage products to industrial cafeterias, bars and restaurants. We intend to place our beverage products in stadiums, sports arenas, concert halls, theatres, and other cultural centers as a long-term marketing plan. In addition, we plan to market our ice creams in restaurants nationwide.

International Sales

We have developed a limited market for our products in Canada, Europe and Asia. Sales outside of North America currently represent less than 1% of our total sales. Sales in Canada represent about 1.3% of our total sales.

The European Union is an open market for Reed’s with access to that market due in part to the ongoing production of Virgil’s Special Extra Nutmeg Root Beer in Germany. We market our products in Europe through a master distributor in Amsterdam and sub-distributors in the Netherlands, Denmark, the United Kingdom and Spain. We are currently negotiating with a Dutch company in Amsterdam for wider European distribution.

American Trading Corp. in Japan orders our products on a regular basis for distribution in Japan. We are holding preliminary discussions with other trading companies and import/ export companies for the distribution of our products throughout Japan, China and the rest of Asia. We believe that these areas are a natural fit for Reed’s ginger products, because of the importance of ginger in Asian diet and nutrition.

Distribution, Sales and Marketing

We currently have a national network of mainstream, natural and specialty food distributors in the United States and Canada. We sell directly to our distributors, who in turn sell to retail stores. We also use our own sales group and independent sales representatives to promote our products for our distributors and direct sales to our retail customers. In Southern California, we have our own direct distribution in addition to other local distributors. We plan to expand our direct distribution into other markets.

One of the main goals of our sales and marketing efforts is to increase the number of sales people and distributors focused on growing our brands. Where a market does not support or lend itself to direct distribution, we intend to enlist local mainstream beverage distributors to carry our products. Our increased efforts in marketing also will require us to hire additional sales representatives and other marketing expenses. We plan to use a portion of the proceeds of this offering toward hiring the additional sales people needed to support both the expansion of our existing direct distribution and to grow sales through mainstream distributors. We will be dependent upon obtaining the proceeds from this offering to implement our marketing expansion plans.

We currently maintain two separate sales organizations, one of which handles natural food store sales and the other of which handles mainstream store sales. We currently have three in-house sales managers and eight independent sales representatives. These sales forces consist of in-house sales managers and independent sales representatives who support our distributors and direct selling efforts. The natural food store sales force works mainly in the natural and gourmet food stores serviced by natural and gourmet distributors. Representatives are responsible for the accounts in their territory and they stay on a focused schedule of visits to maintain store and distributor relationships. In the future, we intend to integrate both our distribution and sales forces.

Our sales force markets existing products, run promotions and introduce new items. Our in-house sales managers are responsible for the distributor relationships and larger chain accounts that require headquarter sales visits and managing our independent sales representatives.

We also offer our products and promotional merchandise directly to consumers via the Internet through our website, www.reedsgingerbrew.com.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include natural food, gourmet food, and mainstream distributors. Our distributors sell our products directly to natural food, gourmet food and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our in-house sales managers. In limited markets, where use of our direct sales mangers are not cost-effective, we utilize food brokers and outside representatives.

Marketing to Retail Stores

We market to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with the store. Our sales mangers and representatives visit these retail stores to sell directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses.

Direct Sales and Distribution

In June 2003, we started Direct Sales and Distribution (DSD) to stores in Southern California, using a direct hired sales team and our delivery trucks. Our in-house sales manager works directly with our new route drivers and with distributors in the Southern California area. A DSD system allows us to have greater control over our marketing efforts, as we become less dependent on distributors who have relationships with our competitors. We hope to expand our DSD network to areas outside of Southern California as our resources will allow.

Southern California sales represented approximately $750,000 and $400,000 in 2005 and 2004, respectively. These new direct-distribution accounts also include retail locations, including many new independent supermarkets, “mom and pop” markets and foodservice locations. In addition, direct distribution facilitates our new placements at hospitals, the Getty Center in Los Angeles, Fox Studios and other cultural and institutional accounts.

Marketing to Consumers

Advertising. We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as “Vegetarian Times” and “New Age” magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

In-Store Draught Displays. As part of our marketing efforts, we have started to offer in-store draught displays, or Kegerators. While we believe that packaging is an important part of making successful products, we also believe that our products and marketing methods themselves need to be exceptional to survive in today’s marketplace. Our Kegerator is an unattended, in-store draught display that allows a consumer to sample our products at a relatively low cost per demonstration. Stores offer premium locations for these new, and we believe unique, draught displays.

On Draught Program. Our West Coast Brewery has initiated an on-draught program. We have installed draught locations at Fox Studios commissaries and in approximately 12 restaurants in Southern California. Currently, we are serving Virgil’s Root Beer, Virgil’s Cream Soda, and Reed’s Extra Ginger Brew on draught. In addition, all of our other carbonated drinks are available in draught format.

Proprietary Coolers. The placement of in-store branded refrigerated coolers by our competitors has proven to have a significant positive effect on their sales. We are currently testing our own Reed’s branded coolers in a number of locations.

Competition

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other branding campaigns. In addition, the companies manufacturing these products generally have greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the New Age beverage categories could cause our products to be unable to gain or to lose market share or we could experience price erosion.

We believe that our innovative beverage recipes and packaging and use of premium ingredients and a trade secret brewing process provide us with a competitive advantage and that our commitments to the highest quality standards and brand innovation are keys to our success.

Our premium New Age beverage products compete generally with all liquid refreshments and in particular with numerous other New Age beverages, including: SoBe, Snapple, Mistic, IBC, Stewart’s, Henry Weinhard, Arizona, Hansen’s, Knudsen & Sons and Jones Sodas.

Our Virgil’s and China Cola lines compete with a number of other natural soda companies, including Stewarts, IBC, Henry Weinhard, Blue Sky, A&W and Natural Brews.

We also generally compete with other traditional soft drink manufacturers and distributors, such as Coke and Pepsi.

Reed’s Crystallized Ginger Candy competes primarily with other candies and snacks in general and, in particular, with other ginger candies. The main competitors in ginger candies are Royal Pacific, Australia’s Buderim Ginger Company, and Frontier Herbs. We believe that Reed’s Crystallized Ginger Candy is the only one among these brands that is sulfur-free.

Reed’s Ginger Ice Creams compete primarily with other premium and super-premium ice cream brands. Our principal competitors in the ice cream business are Haagen-Dazs, Ben & Jerry’s, Godiva, Starbucks, Dreyer’s and a number of smaller natural food ice cream companies.

Proprietary Rights

We own or have made applications for several trademarks that we consider material to our business, including Reed’s, Virgil’s and China Cola. Two of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Reed’s(R) and China Cola(R), and we have reapplied for a trademark on the name Virgil’s. Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to use a portion of the proceeds of this offering to obtain international registration of certain trademarks in foreign jurisdictions, as we see fit.

In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets. Our brewing process is a trade secret. This process can be used to brew flavors of beverages other than ginger ale and ginger beer, such as root beer, cream soda, cola, and other spice and fruit beverages. We have not sought any patents on our brewing processes because we would be required to disclose our brewing process in patent applications.

We generally use non-disclosure agreements with employees and distributors to protect our proprietary rights.

Government Regulation

The production, distribution and sale in the United States of many of our products is subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; various environmental statutes; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. California law requires that a specific warning appear on any product that contains a component listed by the State as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. While none of our beverage products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Environmental Matters

Our primary cost of environmental compliance is in recycling fees, which approximated $40,000 in 2005. This is a standard cost of doing business in the soft drink industry.

In California, and in certain other states where we sell our products, we are required to collect redemption values from our customers and remit those redemption values to the state, based upon the number of bottles of certain products sold in that state.

In certain other states and Canada where our products are sold, we are also required to collect deposits from our customers and to remit such deposits to the respective state agencies based upon the number of cans and bottles of certain carbonated and non-carbonated products sold in such states.

Employees

We currently have 30 full-time employees, as follows: one in general management, nine in sales and marketing support, five in operations and 15 in production. We employ additional people on a part-time basis as needed.

We have never participated in a collective bargaining agreement. We believe that the relationship with our employees is good.

Properties

We own an 18,000 square foot warehouse, known as the Brewery, at 13000 South Spring Street in an unincorporated area of Los Angeles County, near downtown Los Angeles. The property is located in the Los Angeles County Mid-Alameda Corridor Enterprise Zone. Businesses located in the enterprise zone are eligible for certain economic incentives designed to stimulate business investment, encourage growth and development and promote job creation.

We purchased the facility in December 2000 for a purchase price of $850,000, including a down payment of $102,000. We financed approximately $750,000 of the purchase price with a loan from U.S. Bank National Association, guaranteed by the United States Small Business Administration. We also obtained a building improvement loan for $168,000 from U.S. Bank National Association, guaranteed by the United States Small Business Administration. Christopher J. Reed, our founder and Chief Executive Officer, personally guaranteed both loans. Both loans are due and payable on November 29, 2025, with interest at the New York prime rate plus 1%, adjusted monthly, with no cap or floor. As of December 31, 2005, the principal and interest payments on the two loans combined were $7,037 per month. This facility serves as our principal executive offices, our West Coast Brewery, and bottling plant and our Southern California warehouse facility.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376. The complaint asserts claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac. Consac contends that we negligently manufactured the soda resulting in at least one personal injury. Consac seeks $2.6 million in damages, plus interest and attorneys fees. Some of the allegations made against the company are covered by insurance and some allegations are not covered by insurance. Although we believe that we have meritorious defenses to this proceeding, there can be no assurances as to its outcome.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement.

This rescission offer was accepted by _____ of the offerees to the extent of _______ shares for an aggregate of $_________, including statutory interest. All of these shares were purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. If any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest we may be required to pay. We also understand that the SEC and certain state regulators, including California, have requested additional information regarding the rescission offer. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

MANAGEMENT

General

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. Except as described below, there are no family relationships among any of our directors and executive officers. Our board members are encouraged to attend meetings of the board of directors and the annual meeting of stockholders. The board of directors held two meetings and adopted two unanimous written consents in lieu of meetings in 2005.

The following table sets forth certain biographical information with respect to our directors and executive officers:

Name	Position	Age

Christopher J. Reed	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board	47
Eric Scheffer	Vice President and National Sales Manager - Natural Foods	38
Robert T. Reed, Jr.	Vice President and National Sales Manager - Mainstream	50
Robert Lyon	Vice President Sales - Special Projects	56
Judy Holloway Reed	Secretary and Director	46
Mark Harris	Director	49
Dr. D.S.J. Muffoletto, N.D.	Director	51
Michael Fischman	Director	50

Christopher J. Reed founded our company in 1987. Mr. Reed has served as our Chairman, President, Chief Executive Officer and Chief Financial Officer since our incorporation in 1991. Mr. Reed has been responsible for our design and products, including the original product recipes, the proprietary brewing process and the packaging and marketing strategies. Mr. Reed received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute in Troy, New York.

Eric Scheffer has been our Vice President and National Sales Manager - Natural Foods since May 2001. From September 2000 to May 2001, Mr. Scheffer worked as Vice President of Sales for Rachel Perry Natural Cosmetics. Mr. Scheffer was national sales manager at Earth Science, Inc. from January 1999 to September 2000, where he managed the United States and Canadian outside sales force. Mr. Scheffer was national sales manager at USA Nutritionals from June 1997 to January 1999, where he led a successful effort bridging their marketing from natural foods to mainstream stores. He worked for Vita Source as Western sales manager from May 1994 to June 1997 and was their first sales representative.

Robert T. Reed Jr. has been our Vice President and National Sales Manager - Mainstream since January 2004. Prior to joining us, Mr. Reed was employed with SunGard Availability Services from 1987 through 2003. He started with SunGard as an Account Manager. Over the years, Mr. Reed earned promotions to Director of Sales in 1989, Vice President of Sales in 1992 and Senior Vice President of Sales in 1997. In March 2000, Mr. Reed was appointed President of SunGard eSourcing, a subsidiary of SunGard Availability Services, with annual revenue in excess of $70 million and over 300 employees. During Mr. Reed’s tenure with SunGard Availability Services, revenues increased from $30 million to over $1.2 billion. He earned a Bachelors of Science degree in Business and Finance from Mount Saint Mary’s University in 1977. Mr. Reed is the brother of Christopher J. Reed, our Chairman, President, Chief Executive Officer and Chief Financial Officer.

Robert Lyon has been our Vice President Sales - Special Projects since June 2002. In that capacity, Mr. Lyon directs our Southern California direct sales and distribution program in mainstream markets. Over the past five years, Mr. Lyon also has operated an organic rosemary farm in Malibu, California, selling bulk to re-packagers. In the 1980s and 1990s, Mr. Lyon operated a successful water taxi service with 20 employees and eight vessels of his own design. He also built the national sales team for a jewelry company, Iberia from 1982 through 1987. Mr. Lyon holds several U.S. patents. He earned a Business Degree from Northwestern Michigan University in 1969.

Judy Holloway Reed has been with us since 1992 and, as we have grown, has run the accounting, purchasing and shipping and receiving departments at various times since the 1990s. Ms. Reed has been one of our directors since June 2004, our Secretary since October 1996 and our Director of Office Operations and Staff Management since June 2004. In the 1980s, Ms. Reed managed media tracking for a Los Angeles Infomercial Media Buying Group and was an account manager with a Beverly Hills, California stock portfolio management company. She earned a Business Degree from MIU in 1981. Ms. Reed is the wife of Christopher J. Reed, our Chairman, President, Chief Executive Officer and Chief Financial Officer.

Mark Harris has been a member of our board of directors since April 2005. Mr. Harris is an independent venture capitalist and has been retired from the work force since 2002. In late 2003, Mr. Harris joined a group of Amgen colleagues in funding NeoStem, Inc., a company involved in stem-cell storage, archiving, and research to which he is founding angel investor. From 1991 to 2002, Mr. Harris worked at biotech giant Amgen managing much of the company’s media production for internal use and public relations. Mr. Harris spent the decade prior working in the aerospace industry at Northrop with similar responsibilities.

Dr. Daniel S.J. Muffoletto, N.D. has been a member of our board of directors since April 2005. Dr. Muffoletto has practiced as a Naturopathic Physician since 1986. He has been chief executive officer of Its Your Earth, a natural products marketing company since June 2004. From 2003 to 2005, Dr. Muffoletto worked as sales and marketing director for Worthington, Moore & Jacobs, a Commercial Law League member firm serving FedEx, UPS, DHL and Kodak, among others. From 2001 to 2003, he was the owner-operator of the David St. Michel Art Gallery in Montreal, Québec. From 1991 to 2001, Dr. Muffoletto was the owner/operator of a Naturopathic Apothecary, Herbal Alter*Natives of Seattle, Washington and Ellicott City, Maryland. The apothecary housed Dr. Muffoletto’s Naturopathic Practice. Dr. Muffoletto received a Bachelors of Arts degree in Government and Communications from the University of Baltimore in 1977, and conducted postgraduate work in the schools of Public Administration and Publication Design at the University of Baltimore from 1978 to 1979. In 1986, he received his Doctorate of Naturopathic Medicine from the Santa Fe Academy of Healing, Santa Fe, New Mexico.

Michael Fischman has been a member of our board of directors since April 2005. Since 1998, Mr. Fischman has been President and chief executive officer of the APEX course, the corporate training division of the International Association of Human Values. In addition, Mr. Fischman is a founding member and the director of training for USA at the Art of Living Foundation, a global non-profit educational and humanitarian organization at which he has coordinated over 200 personal development instructors since 1997. Among Mr. Fischman’s personal development clients are the World Bank, Royal Dutch Shell, the United Nations, the US Department of Probation, the Washington, D.C. Police Department, and Rotary Clubs International.

Other than the relationship of Christopher J. Reed, Judy Holloway Reed, and Robert T. Reed, Jr., none of our directors or executive officers are related to one another.

Peter Sharma, III resigned as one of our directors on January 27, 2006.

Currently our Chief Executive Officer, Christopher J. Reed, serves as our Chief Financial Officer. Mr. Reed does not have any formal financial training as a Chief Financial Officer. During the next 12 months, we intend to hire a Chief Financial Officer. In addition, we intend to hire a Distribution Manager with extensive experience in the beverage arena with specific experience in setting up a regional distributor network.

Corporate Governance

We are committed to having sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace.

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all shareholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the board of directors.

The board of directors does not currently have standing committees audit, nominations or compensation committees. The Board intends to form such committees and adopt charters for such committees in the future. Our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a Code of Business Conduct and Ethics that complies with Item 406 of Regulation S-B of the Exchange Act. The Code of Business Conduct and Ethics is posted on our Internet website (www.reedsgingerbrew.com) under the Corporate Governance page (this website address is not intended to function as a hyperlink, and the information contained on our website is not intended to be a part of this Report).

The Board has determined that three members of our board of directors, Mr. Harris, Dr. Mufoletto and Mr. Fischman Board are independent under the revised listing standards of The Nasdaq Stock Market, Inc. We intend to maintain at least two independent directors on our board of directors in the future

Executive Compensation

The following table sets forth certain information concerning compensation of certain of our executive officers, including our Chief Executive Officer and all other executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2005, 2004 and 2003:

	Annual Compensation				Long-term Compensation	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Christopher J. Reed.	2005	$150,000	0	0	0	0
Chief Executive Officer and	2004	150,000	0	0	0	0
President	2003	150,000	0	0	0	0

None of our other employees received total compensation in excess of $100,000 during the years ended December 31, 2003-2005.

Director Compensation

We do not pay any compensation to our non-employee directors for their attendance at board meetings. We have not adopted any retirement, pension, profit sharing, or other similar programs.

Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Option/SAR Grants and Exercises

No options were granted to or exercised by employees during 2004. In 2005, we granted options to purchase up to 218,500 shares of our common stock at $4.00 per share to nine of our employees, all of which have vested.

Employment Agreements

There are no written employment agreements with any of our officers or key employees, including Christopher J. Reed. We do not have any agreements which provide for severance upon termination of employment, whether in context of a change of control or not.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan, we are authorized to issue options to purchase up to 500,000 shares of common stock. As of the date of this prospectus, 291,000 options have been issued under the plan, all of which have vested. On August 28, 2001, our board of directors adopted the plan and the plan was approved by our stockholders.

The plan permits the grant of options to our employees, directors and consultants. The options may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “non-qualified stock options.” The primary difference between “incentive stock options” and “non-qualified stock options” is that once an option is exercised, the stock received under an “incentive stock option” has the potential of being taxed at the more favorable long-term capital gains rate, while stock received by exercising a “non-qualified stock option” is taxed according the ordinary income tax rate schedule.

The plan is currently administered by the board of directors. The plan administrator has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options, including vesting provisions.

The exercise price of an option granted under the plan cannot be less than 100% of the fair market value per share of common stock on the date of the grant of the option. The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least 110% of the fair market value per share of common stock on the date of the grant. Options may not be granted under the plan on or after the tenth anniversary of the adoption of the plan. Incentive stock options granted to a person owning more than 10% of the combined voting power of the Common Stock cannot be exercisable for more than five years.

When an option is exercised, the purchase price of the underlying stock shall be paid in cash, except that the plan administrator may permit the exercise price to be paid in any combination of cash, shares of stock having a fair market value equal to the exercise price, or as otherwise determined by the plan administrator.

If an optionee ceases to be an employee, director, or consultant with us, other than by reason of death, disability, or retirement, all vested options may be exercised within three months following such event. However, if an optionee’s employment or consulting relationship with us terminates for cause, or if a director of ours is removed for cause, all unexercised options shall terminate immediately. If an optionee ceases to be an employee or director of, or a consultant to, us, by reason of death, disability, or retirement, all vested options may be exercised within one year following such event.

When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards.

No option can be granted under the plan after ten years following the earlier of the date the plan was adopted by the Board of Directors or the date the plan was approved by our stockholders.

Indemnification of Directors and Officers

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our amended bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have three loans payable to Robert T. Reed, Sr., the father of our founder, President and Chief Executive Officer, Christopher J. Reed. At March 31, 2006, the aggregate outstanding principal balance of the loans was $252,358 and the aggregate accrued and unpaid interest was $94,207. Mr. Reed has suspended payments due him from time to time under each of these loans. His current agreement suspends our payment obligation on each of these loans until October 1, 2007.

The first loan was made to us in May 1991 to provide $94,000 in working capital. This loan bears interest at 10% per annum. As of March 31, 2006, the outstanding principal balance of the loan was $24,648 and accrued and unpaid interest was $8,001.

The second loan from Mr. Reed was made to us in June 1999 to provide $250,000 for the acquisition of Virgil’s Root Beer. This loan bears interest at 8% per annum. As of March 31, 2006, the outstanding principal balance of the loan was $177,710 and accrued and unpaid interest was $76,420. So long as the debt is outstanding, Mr. Reed has the right to convert the principal, and accrued and unpaid interest of this loan into shares of our common stock at a rate of one share of common stock for every $2.00 owed to Mr. Reed. As of March 31, 2006, the loan was convertible into 127,065 shares of common stock.

The third loan from Mr. Reed was made to us in October 2003 to provide $50,000 for working capital. This loan bears interest at 8% per annum. As of March 31, 2006, the outstanding principal balance of the loan was $50,000 and accrued and unpaid interest was $9,786.

We had issued warrants to Mr. Reed to purchase up to 262,500 shares at $0.02 for his work in 1991 in helping the start up of our company. The original term of the warrants was until December 31, 1997. We extended the term of these warrants twice, once to December 31, 2000 and again to June 1, 2005. These extensions were granted in consideration of the extensions Mr. Reed had granted us on the repayment of his various loans made to us. These warrants were exercised in full on May 31, 2005.

In September 2004, Robert T. Reed Jr., our Vice President and National Sales Manager - Mainstream and a brother of Christopher J. Reed, pledged certain securities (which do not include any of our securities which are owned by Mr. Reed) in his personal securities account on deposit with Merrill Lynch as collateral for repayment of the line of credit. The amount of the line of credit is based on a percentage value of such securities. At March 31, 2006, the outstanding balance on the line of credit was $642,209, and there was $47,140 available under the line of credit. The line of credit bears interest at a rate of rate of 3.785% per annum plus LIBOR (8.695% as of March 31, 2006). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we have agreed to pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch, as a loan fee. During the years ended December 31, 2005 and 2004, we paid Mr. Reed $15,250 and $3,125, respectively, under this agreement. In addition, Christopher J. Reed has pledged all of his shares of common stock to Robert T. Reed, Jr. as collateral for the shares pledged by Robert T. Reed, Jr.

In July 2001, Mark Reed, a brother of Christopher J. Reed, converted a loan he made to us into 8,889 shares of common stock. The original loan was for $5,000 and was made in June of 1991. The loan was part of a private offering of convertible debt.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of common stock in connection with this offering. The shares may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these options and shares of up to approximately $1,332,624, plus statutory interest. The rescission offer was accepted by _____ of the purchasers and _____ were repurchased for a gross amount of $_____. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the “designated purchasers”) that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission. Each of the designated purchasers is a brother of Christopher J. Reed, our President, Chief Financial Officer and the Chairman of the Board of Directors. Robert T. Reed, Jr. also is our Vice President and National Sales Manager - Mainstream and a beneficial owner of approximately ___% of our common stock. We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law. The initial _____ rescission shares were purchased by Mark Reed for an aggregate purchase price of $250,000 and ______ of the rescission shares were purchased by Robert T. Reed, Jr. for an aggregate purchase price of $______. Each of the designated purchasers may also participate in the purchase of shares of common stock to be distributed in the public offering. None of the rescission shares were purchased directly by us and we did not deplete proceeds from this offering or other of our then current cash balances. The rescission shares, purchased by the designated purchasers in the rescission offer, are deemed to be registered shares for the benefit of the designated purchasers pursuant to the registration statement filed by us relating to the rescission offer under the Securities Act, effective as of the commencement date of the rescission offer without any further action on the part of the designated purchasers. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

We believe that the terms of each of the foregoing transactions were as favorable to us as the terms that would have been available to us from unaffiliated parties.

Beginning in January 2000, we extended an interest-free line of credit to one of our consultants, Peter Sharma, III who was a member of our board until January 27, 2006. In July 2005, a repayment schedule began at $1,000 per month and ending with a balloon payment for the remaining balance, due on December 31, 2007. As of December 31, 2005, management has chosen to reserve the entire amount of the outstanding balance of $124,210. Management is pursuing collection efforts. Mr. Sharma was a registered representative of Brookstreet Securities Corporation until May 4, 2006. Brookstreet is one of our underwriters in this offering. Mr. Sharma received compensation of approximately $28,000 through his former relationship with Brookstreet. We are advised by Brookstreet that Mr. Sharma will not participate in any future sales through Brookstreet in connection with this offering.

At the time of each of the transactions listed above, except for the loan in October 2003 from Robert T. Reed, Sr., we did not have any independent directors to ratify such transactions.

In 2005, we added three independent directors to our board. The Board of Directors, inclusive of the independent directors, resolved to reauthorize all material ongoing and past transactions, arrangements and relationships listed. In addition, we intend that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes-Oxley Act and other securities laws and regulations.

PRINCIPAL STOCKHOLDERS

The following table reflects, as of the date of this prospectus, the beneficial common stock ownership of: (a) each of our directors, (b) each named executive officer, (c) each person known by us to be a beneficial holder of 5% or more of our common stock, and (d) all of our executive officers and directors as a group.

Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the principal address of each listed executive officer and director is 13000 South Spring Street, Los Angeles, California 90061.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
		Before this Offering	After this Offering
Directors and Named Executive Officers
Christopher J. Reed (2)	3,200,000	60.06%	45.75%
Judy Holloway Reed (2)	3,200,000	60.06%	45.75%
Mark Harris (3)	4,000	*	*
Dr. Daniel S.J. Muffoletto, N.D.	0	0	0
Michael Fischman	0	0	0
Robert T. Reed, Jr. (4)	387,500	7.13%	5.45%
Directors and executive officers as a group (8 persons) (5)	3,727,000	66.83%	51.45%

5% or greater stockholders
Joseph Grace (6)	500,000	9.38%	7.15%
Robert T. Reed, Sr. (7)	389,565	7.14%	5.47%

____________

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 5,328,109 shares of common stock outstanding as of the date of this prospectus, and gives effect to the sale of 333,156 shares pursuant to this offering as of the date of this prospectus. Percentage of share ownership after the offering assumes the sale of all 2,000,000 shares in this offering.

(2)
Christopher J. Reed and Judy Holloway Reed are husband and wife. The same number of shares of common stock is shown for each of them, as they may each be deemed to be the beneficial owner of all of such shares. These shares have been pledged as collateral to Robert T. Reed, Jr. to secure a pledge of Mr. Reed of his shares as collateral for a line of credit extended to us.

(3)
Consists of 4,000 shares of common stock, which can be converted at any time from 1,000 shares of Series A preferred stock. The address for Mr. Harris is 160 Barranca Road, Newbury Park, California 91320.

(4)
Consists of (i) 277,500 shares of common stock, (ii) options exercisable into 50,000 shares of common stock, and (iii) 60,000 shares of common stock, which can be converted at any time from 15,000 shares of Series A preferred stock. Does not give effect to the agreement of Mr. Reed to purchase shares of our common stock in connection with the rescission offer.

(5)
Includes three other executive officers (including Robert T. Reed, Jr., our Executive Vice-President and National Sales Manager - Mainstream (see footnote 4 above), Robert Lyon, our Vice President Sales - Special Projects (options to purchase up to 60,000 shares and Eric Scheffer, our Vice President and National Sales Manager - Natural Foods (500 shares and options to purchase up to 75,000 shares) who beneficially own in the aggregate of 523,000 shares of common stock.

(6)	The address for Mr. Grace is 1900 West Nickerson Street, Suite 116, PMB 158, Seattle, Washington 98119.

(7)
Consists of (i) 262,500 shares of common stock, and (ii) 127,065 shares of common stock, which can be converted from principal and accrued interest on certain convertible promissory notes at March 31, 2006.

DESCRIPTION OF OUR SECURITIES

We have the authority to issue 12,000,000 shares of capital stock, consisting of 11,500,000 shares of common stock, $.0001 par value per share, and 500,000 of preferred stock, $10.00 par value per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of the date of this prospectus, there were 5,328,109 shares of common stock outstanding, and 58,940 shares of Series A preferred stock issued and outstanding. Assuming the sale of the maximum number of shares in connection with this offering, upon completion of this offering, we will have outstanding 6,994,953 shares of common stock issued and outstanding.

We will not offer preferred stock to promoters, except on the same terms as it is offered to all other existing shareholders or to new shareholders. We will not authorize the issuance of preferred stock unless such issuance is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or their independent legal counsel.

The following description of our capital stock does not purport to be complete and is subject to, and is qualified by, our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the applicable provisions of Delaware law.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

We are a Delaware corporation and our certificate of incorporation does not provide for cumulative voting. However, we may be subject to section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, specified provisions of California corporations law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and such company is not listed on certain national securities exchanges or on the Nasdaq National Market. Among other things, section 2115 may limit our ability to elect a classified board of directors and requires cumulative voting in the election of directors. Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled and to "cumulate" those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation. The Supreme Court of Delaware has recently ruled, on an issue unrelated to voting for directors, that section 2115 is an unconstitutional exception to the “internal affairs doctrine” that requires the law of the incorporating state to govern disputes involving a corporation’s internal affairs, and is therefore inapplicable to Delaware corporations. The California Supreme Court has not definitively ruled on section 2115, although certain lower courts of appeal have upheld section 2115. As a result, there is a conflict as to whether section 2115 applies to Delaware corporations. Pending the resolution of these conflicts, we will not elect directors by cumulative voting.

Christopher J. Reed, our President and Chief Executive officer, holds a majority of our outstanding common stock and may continue to hold a majority of our outstanding common shares if less than all the shares being offered in this offering are sold. Consequently, Mr. Reed, as our principal stockholder, has the power, and may continue to have the power, to have significant control over the outcome of any such vote or any other matter, on which the stockholders may vote.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend.

Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a pre-emptive right.

Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

There is no public market for our common stock.

Series A Preferred Stock

Holders of our Series A convertible preferred stock are entitled to receive out of assets legally available, a 5% pro-rata annual non-cumulative dividend, payable in cash or shares, on June 30 th of each year commencing on June 30, 2005. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

As of June 30, 2005, we issued 7,362 shares of our common stock as a dividend to the holders of our Series A convertible preferred stock based on a $29,470 accrued annual dividend payable.

In the event of any liquidation, dissolution or winding up of our operations, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date upon which such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification, and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock:

•	amend our certificate of incorporation or bylaws in any manner which adversely affects the rights of the Series A preferred stock, or

•	authorize or issue any equity security having a preference over the Series A preferred stock with respect to equity security other than any senior preferred stock.

There is no public market for our Series A preferred stock and we do not intend to register such stock with the SEC or seek to establish a public market for such stock.

Options and Warrants

As of the date of this prospectus, we had outstanding options and warrants to purchase an aggregate of 904,241 shares of our common stock, with a range of exercise prices from $2.00 to $6.00. The options and warrants expire at various dates between 2006 and 2010. We have outstanding options to purchase up to 291,000 shares of common stock at a weighted average exercise price of $3.80 per share, all of which were granted pursuant to our 2001 Stock Option Plan. We have outstanding warrants to purchase up to 613,241 shares of common stock at a weighted average exercise price of $2.80 per share.

Convertible Debt

We have a loan payable to Robert Reed, Sr. which was made to us in June 1999 to provide $250,000 for the acquisition of Virgil’s Root Beer. This loan bears interest at 8% per annum. As of March 31, 2006, the outstanding principal balance of the loan was $177,710 and accrued and unpaid interest was $76,240. So long as the debt is outstanding, Mr. Reed has the right to convert the principal and accrued and unpaid interest of this loan into shares of our common stock at a rate of one share of common stock for every $2.00 owed to Mr. Reed.

We also have a loan payable to Barry and Leslie Sandler pursuant to a promissory note, dated September 26, 1995, in the principal amount of $9,000. The loan bears interest at the rate of 10% per annum. So long as the debt is outstanding, the Sandlers have the right to convert the principal and accrued and unpaid interest of this loan into shares of our common stock at a rate of one share of common stock for every $2.40 owed to them.

As of March 31, 2006, these loans were convertible into an aggregate of 136,158 shares of common stock.

Underwriters’ Warrants

We have agreed to issue to our underwriters a five-year warrant, to purchase a number of shares of common stock equal to 10% of the shares sold in this offering, at an assumed purchase price of $6.60 per share. The warrants have a purchase price of $0.001 per warrant. As of the date of this prospectus, we have agreed to issue warrants to purchase up to an aggregate of 33,316 shares of common stock based on the sale of 333,156 shares in this offering to date. If the maximum number of shares are issued in this offering, we will issue warrants to purchase up to an aggregate of 200,000 shares of common stock based on the sale of a maximum of 2,000,0000 shares which may be sold in this offering.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation

Certain provisions of Delaware law and our certificate of incorporation could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our Certificate of Incorporation and Bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the stockholders, up to 500,000 shares of undesignated preferred stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

There has been no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time, if a market is established for our common stock. Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding a maximum of 6,994,953 shares of common stock. The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Of the shares of our common stock currently outstanding, 4,240,500 shares are “restricted securities” under the Securities Act.

Lock-In Arrangements

Our officers, directors and 5% or greater stockholders have entered into a written lock-in agreement placing restrictions on each such person from selling any of the shares of our common stock, warrants, options, convertible securities or rights which may be converted into or exercised to purchase shares of our common stock, or promotional shares, which they own or possess during the 24-month period following the date of completion of this offering. These lock-in agreements have been entered by these persons in order to satisfy the requirements of certain state securities laws and regulations in connection with this registration statement.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the selling restrictions described above, within any three-month period, a number of shares that does not exceed the greater of:

•
1% of the number of shares of common stock then outstanding, which will equal approximately 69,940 shares immediately after this offering, assuming the sale of the maximum number of shares offered hereby, or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act for shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. However, any of the shares registered on Form S-8 which are subject to selling restriction agreements will not be eligible for resale until the expiration of such selling restriction agreements.

Transfer Agent

We have engaged Transfer On-Line, Inc., Portland, Oregon, to act as our registrar and transfer agent.

RESCISSION OFFER

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering pursuant to a Registration Statement on Form SB-2 (333-120451). The shares we issued in connection with the initial public offering may not have been issued pursuant to an effective registration statement and may not have been exempt from the registration or qualification requirements under the Securities Act of 1933 and under those state securities laws that provide an exemption from such requirements. We became aware that the shares may not have been issued pursuant to an effective registration statement. Because the shares may not have been issued pursuant to an effective registration statement and there may not have been an available exemption from the registration requirements of the Securities Act or the registration or qualification requirements of the various states for such issuances, the shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we conducted a rescission offer prior to the effective date of this prospectus to all holders of any outstanding shares who we believe may be entitled to argue for rescission and, pursuant to this rescission offer, we offered to repurchase these shares then outstanding from the holders. We made the rescission offer to 167 persons who are or were residents of California, Colorado, Connecticut, Hawaii, Illinois, Indiana, Louisiana, Massachusetts, Missouri, Montana, New York, Oregon, South Carolina, Utah, Virginia and Washington, and certain foreign countries.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering. We offered to rescind prior purchases of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest.

_____ holders of shares of our common stock subject to the rescission offer elected to accept our rescission offer, and we agreed to make an aggregate payment of approximately $_________, including statutory interest, to these holders.

We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the “designated purchasers”) that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission. Each of the designated purchasers is a brother of Christopher J. Reed, our President, Chief Financial Officer and the Chairman of the Board of Directors. Robert T. Reed, Jr. also is our Vice President and National Sales Manager - Mainstream and a beneficial owner of approximately ___% of our common stock. We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law. The initial _____ rescission shares were purchased by Mark Reed for an aggregate purchase price of $250,000 and ______ of the rescission shares were purchased by Robert T. Reed, Jr. for an aggregate purchase price of $_______. Each of the designated purchasers may also participate in the purchase of shares of common stock to be distributed in the public offering. None of the rescission shares were purchased directly by us and we did not deplete proceeds from this offering or other of our then current cash balances. The rescission shares, purchased by the designated purchasers in the rescission offer, are deemed to be registered shares for the benefit of the designated purchasers pursuant to the registration statement filed by us relating to the rescission offer under the Securities Act, effective as of the commencement date of the rescission offer without any further action on the part of the designated purchasers.

Our making this rescission offer may not terminate a purchaser’s right to rescind a sale of securities that was not registered or qualified under the Securities Act or applicable state securities laws and was not otherwise exempt from registration or qualification. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be contingently liable under the Securities Act and applicable state securities laws for the purchase price of these shares up to an aggregate amount of approximately $1,332,624, plus statutory interest. If a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher. In addition, if it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. We understand that the SEC and certain state regulators, including California, have requested additional information relating to the rescission offer.

PLAN OF DISTRIBUTION

General

There is no current market for our shares and there can be no assurance that a public market for our shares will ever develop. Further, there can be no assurance that in the event a public market for our shares were to develop that this market would be sustained over an extended period of time or that it would be of sufficient trading volume to allow ready liquidity to all investors in our shares.

We are offering to sell, on a best efforts basis, up to 2,000,000 newly issued shares of our common stock at a price of $4.00 per share. As of the date of this prospectus, we have sold 333,156 shares. The maximum number of shares which may be sold from the date of this prospectus will be reduced by the number of shares sold to the date of this prospectus. No minimum number of shares is required to be sold and as a result, we may only sell a nominal amount of additional shares under this offering. We will not escrow any of the proceeds received from the sale of shares before the offering terminates. Upon acceptance of a share purchase order, the proceeds from that order will be immediately available for our use and there is no assurance that we will sell all or any part of the remaining shares offered in this transaction.

Texas investors must meet minimum net worth standards having a minimum annual gross income of $65,000 and a minimum net worth of $65,000 exclusive of automobiles, home and home furnishings; or a minimum net worth of $150,000 exclusive of automobiles, home and home furnishings.

Sales will be made only in states in which we have registered the offering and only in states in which our underwriters are registered to sell securities and only by representatives currently licensed in those states or by selected broker-dealers licensed in those states.

US EURO Securities, Inc. or US EURO, and Brookstreet Securities Corporation, or Brookstreet, are members of the National Association of Securities Dealers, or NASD, and are the underwriters for this offering. For serving as underwriters of this offering, we will pay the underwriters a selling commission equal to 6% of the aggregate purchase price of the common stock sold in this offering. We will also pay the underwriters a 1% lead underwriter’s concession and a non-accountable expense allowance equal to 3% of the aggregate purchase price of the common stock sold in this offering. In addition, we paid Brookstreet Securities Corporation a non-refundable fee of $25,000, for legal and due diligence expenses.

Peter Sharma, one of our former directors until his resignation on January 27, 2006, also was a registered representative of Brookstreet until May 4, 2006. Mr. Sharma had served as one of our directors and as a registered representative of Brookstreet during the period in which all of the prior sales in this offering were made. Under his agreement with Brookstreet, Mr. Sharma received 90% of all commissions generated in sales initiated by him as well as 50% of the underwriter’s concession and 50% of the non-accountable expense allowance in the case of all sales in this offering. In all sales initiated by the general membership of Brookstreet, such representatives received 83% of commission generated by their sales with Mr. Sharma receiving 7% of those commissions as the allocation agent for Brookstreet in this offering. Mr. Sharma received compensation of approximately $28,000 through his former relationship with Brookstreet. Mr. Sharma will not make any future offers or sales on our behalf, or, as represented to us by the underwriters, on behalf of the underwriters.

The underwriters acknowledge their supervisory responsibility over independent contractor registered representatives. Brookstreet has been the managing dealer of approximately 12 private offerings and the lead underwriter of one public offering.

The underwriting agreement also includes the following terms:

•	we agree to use our best efforts to have the shares sold in this offering listed on a national stock exchange as soon as practicable following the offering,

•
the underwriting agreement provides for reciprocal indemnification between us and the underwriters against certain liabilities in connection with the registration statement, including liabilities under the Securities Act, and

•	for a period of five years following this offering, US EURO will have the right to designate an observer to our board of directors and each of its committees.

At the closing of this offering, we will sell to the representative or its designees at a purchase price of $0.001 per warrant, underwriters' warrants to purchase up to 10% of the shares sold at an exercise price of $6.60 per unit (165% of the public offering price per share). The underwriters' warrants are exercisable for a period of five years commencing on the final closing date of this offering. The underwriters' warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, including stock dividends or other changes in the number of our outstanding shares. No holder of the underwriters' warrants will possess any rights as a stockholder unless the warrant is exercised. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for a period of 180 days from the effective date of this offering, except to officers or partners (but not directors) of the representative and members of the selling group and/or their officers or partners. During the exercise period, the holders of the underwriters' warrants will have the opportunity to profit from a rise in the market price of the common stock, which will dilute the interests of our stockholders. We expect that the underwriters' warrants will be exercised when we would, in all likelihood, be able to obtain any capital needed on terms more favorable than those provided by the underwriters' warrants. Any profit realized by the representative on the sale of the underwriters' warrants or the underlying shares of common stock may be deemed additional underwriting compensation.

Our underwriters may enter into selected dealers agreements with certain NASD licensed brokers to participate in this offering providing concessions from the compensation payable to the underwriters. Participating broker-dealers, other than our underwriters, will receive (and underwriter’s compensation will accordingly be reduced) 6% of gross sales plus underwriter warrants in an amount equal to 6% of the shares issued from investors identified by the participating broker-dealer, under this offering.

Under our agreement with our underwriters, we may terminate this offering at any time, for any reason, after the declared effective date of this Registration Statement.

In compliance with NASD rules, neither the warrants granted to our underwriters or any participating broker-dealer nor the shares issuable upon their exercise may be sold, transferred, assigned, pledged, or hypothecated by any person, for a period of 180 days following the effective date of this offering. The warrants and shares issuable upon their exercise may be transferred to any NASD member participating in this offering and the bona fide officers or partners thereof, and securities which are convertible into other types of securities or which may be exercised for the purchase of other securities may be so transferred, converted or exercised if all securities so transferred or received remain subject to the restrictions specified above for the remainder of the initially applicable time period. All certificates or similar instruments representing securities restricted pursuant to the foregoing shall bear an appropriate legend describing the restriction and stating the time period for which the restriction is operative. Securities received by a member of the NASD as underwriting compensation shall only be issued to a member participating in the offering and the bona fide officers or partners thereof. Notwithstanding NASD rules, pursuant to Section III.C.7. CR-EQUITY policy, such underwriter warrants are not transferable for the life of the warrant (five years) and no such transfer in violation of Section III.C.7. shall occur.

US EURO and Brookstreet are general securities broker/ dealers registered with the SEC and are NASD members. We may deem compensation we pay our underwriters as underwriting commission. All compensation payable to participating NASD member broker-dealers may also be deemed underwriter compensation.

We are obligated to pay the expenses of this offering.

We filed a registration statement on Form SB-2 offering 3,000,000 shares at $6.00 through Blue Bay Capital Corp., which was declared effective by the SEC on December 31, 2002. We withdrew that Registration Statement in March 2003 in response to our analysis of capital market conditions in the lead-up to the Iraq War; we returned all monies collected. There is no guarantee that similar or other circumstances will not arise that would cause us to reconsider this effort.

Market for Common Equity

We intend to apply for listing of our common stock on the Nasdaq Capital Market or the American Stock Exchange following the completion of this offering, if we are able to qualify for such markets, and if not, we anticipate that US EURO Securities, Inc. will apply for quotation of our common stock on the OTCBB. The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. We anticipate that US EURO Securities, Inc. will be one of the listed market makers for our application to the Nasdaq Small Cap Market or the American Stock Exchange. The table below demonstrates the listing requirements for the NASDAQ Capital Market and the OTCBB:

Listing Requirement	NASDAQ Capital Market	OTCBB

Market value of publicly held shares	$5,000,000	N/A

Number of publicly held shares	1,000,000	N/A

Number of public shareholders	300	N/A

Bid price of listed securities	$4.00	No minimum

Shareholders’ equity	$5,000,000	No minimum

Corporate governance requirements	Yes	No

Market makers	3	1

There is no public market for our common stock. Consequently, the offering price for the shares was determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, the markets in which we operate, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. The prices at which the shares will sell in the public market after this offering may be lower than the initial public offering price. Furthermore, an active trading market in our common stock may not develop or continue after this offering.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market, if such a market is established following this offering. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed. The underwriters also may make "naked" short sales of shares. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the open market. If the underwriters commence any of these transactions, they may discontinue them at any time.

Offering Procedures

We will publish announcements of the offering on certain of our products and on our website, and we will mail and e-mail copies of the announcement to our stockholders, customers and inquirers. The announcements will provide the limited information permitted under applicable securities laws including the appropriate telephone number, mailing address and e-mail address for requesting this prospectus. We will likely publish similar announcements in selected print media.

Shares may be purchased by placing a buy order in a cash account with one of our underwriters or participating selected broker-dealers. According to regular way settlement, a written confirmation will be sent by electronic mail or first class mail to notify the subscriber of the extent, if any, to which the broker has accepted their order on our behalf.

Sales in connection with the offering commenced on or about August 3, 2005, and will recommence on the effective date of this prospectus and continue until either all of the shares have been sold or we terminate the offering, but in no event later than nine months after the date of this prospectus. Subject to the foregoing, the timing of the termination is at the discretion of our board of directors.

Promotional Securities Lock-In Agreements

All of our directors, executive officers and 5% or-greater stockholders, have signed a written lock-in agreement placing restrictions on each such person from selling any of the shares of our common stock, warrants, options, convertible securities or rights which may be converted into or exercised to purchase shares of our common stock, or promotional shares, which they own or possess during the 24-month period following the date of completion of this offering (with the exception of Joseph Grace who has agreed to lock-in 50% of his shares). These lock-in agreements have been entered by these persons who may be deemed to be our promoters in order to satisfy the requirements of certain state securities laws and regulations in connection with this registration statement.

Generally, each such person has agreed not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, any of the promotional shares, and all certificates representing stock dividends, stock splits, recapitalizations and the like that are granted to, or received by, each such person with respect to the promotional shares, while such promotional shares are subject to such agreements. The lock-in agreements provide exceptions for:

•	transfers by will, the laws of descent and distribution, operation of law or by court order,

•	hypothecations of a deceased security holder to pay expenses of the deceased security holder’s estate (provided that the hypothecated security would remain subject to the lock-in agreement), and

•	transfers by gift to family members (provided that the gifted security would remain subject to the lock-in agreement).

Beginning one year from the completion or termination of this offering, 2.5% of the promotional shares subject to the lock-in agreements would be released each quarter on a pro-rata basis among all of the persons such to the lock-in agreements. All remaining promotional shares would be released from lock-in agreements on the second anniversary of the completion or termination of this offering. Shares released from the promotional shares lock-in agreements would no longer be considered “promotional shares” and the holders of such released shares consequently could participate in any distributions with respect to such released shares. The lock-in agreements would terminate if the purchase price for all shares sold were returned to the investors.

In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale of exchange of our assets or securities (including by way of a tender offer) or any other transaction or proceeding with a person who is not a promoter, which results in the distribution of our assets or securities,

•
the holders of the promotional shares initially would not share in any such distribution until the persons who purchased shares of common stock in this offering have received an amount equal to the purchase price for their shares ($4.00) multiplied by the number of shares of common stock that they purchased in this offering and which they still held at the time of such distribution (adjusted for stock splits, stock dividends, recapitalizations and the like), and thereafter, and

•
all holders of our equity securities participate on an equal, per share basis multiplied by the number of shares of equity securities that hey hold at the time of such distribution (subject to such adjustments).

These restrictions could be waived by the vote of holders of a majority of our outstanding common stock, other than the persons subject to these agreements, and our officers, directors, promoters or their associates of affiliates. However, the voting rights of the common stock subject to the escrow are not affected.

In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale of exchange of our assets or securities (including by way of a tender offer) or any other transaction or proceeding with a person who is a promoter, which results in the distribution of our assets or securities, the shares would remain subject to the lock-in agreements.

Holders of the securities subject to the lock-in agreements will generally have the same voting rights as similar equity securities not subject to such agreements.

These lock-in agreements are in addition to and supplement the 12-month lock-up agreements that any of these persons have signed with our underwriters.

The promotional shares lock-in agreements relate to the following individuals and securities owned or possessed by such persons as of the date of this prospectus:

Security Holder	Quantity	Type of Security

Christopher J. Reed and Judy Holloway Reed	3,200,000	shares
Robert T. Reed, Jr. (1)	387,500	shares and option shares
Robert T. Reed, Sr. (2)	389,565	shares and note shares
Peter Sharma III	137,539	warrant shares
Joseph Grace	250,000	shares
Eric Scheffer	75,500	shares and options
Mark Harris	4,000	shares
Total	4,444,104

(1) Robert T. Reed, Jr. also may purchase shares of common stock in connection with the rescission offer, and such shares, if purchased by him, would be covered by the lock-in agreement.

(2) Includes 127,065 shares of common stock, which can be converted from principal and accrued interest on certain convertible promissory notes at March 31, 2006

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist, LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Oswald & Yap, APC, Irvine, California.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, have audited our consolidated financial statements (and schedule) at December 31, 2005, and for each of the two years in the period ended December 31, 2005, as set forth in their report. We have included our consolidated financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on Weinberg & Company, P.A.’s report, given on their authority as experts in accounting and auditing.

Additionally, we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and the SEC’s web site of referred to above.

This prospectus includes statistical data obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

We have audited the accompanying balance sheet of Reed’s, Inc. as of December 31, 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company incurred a loss of $825,955 and used $42,610 of cash in operating activities during the year ended December 31, 2005, and had a working capital deficiency of $1,594,758 as of December 31, 2005. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WEINBERG & COMPANY, P.A.

Weinberg & Company, P.A.

Los Angeles, California
April 7, 2006

REED’S, INC.

BALANCE SHEET

ASSETS

	March 31, 2006 (Unaudited)	December 31, 2005
CURRENT ASSETS
Cash	$195,457	$27,744
Inventory	1,420,692	1,208,019
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $82,000 at March 31, 2006 and $70,000 at December 31, 2005	742,009	534,906
Receivable from sale of common stock	48,629	—
Other receivables	9,363	10,563
Prepaid expenses	37,976	74,279
Total Current Assets	2,454,126	1,855,511
Property and equipment, net of accumulated depreciation of $542,867 at March 31, 2006 and $508,136 at December 31, 2005	1,869,893	1,885,354
OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $3,909 at March 31, 2006 and $3,723 at December 31, 2005	14,705	14,891
Deferred stock offering costs	—	356,238
Total Other Assets	814,906	1,171,330
TOTAL ASSETS	$5.138,925	$4,912,195
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$1,843,631	$1,644,491
Lines of credit	1,539,946	1,445,953
Current portion of long term debt	168,877	169,381
Accrued interest	142,648	136,240
Accrued expenses	74,180	54,204
Total Current Liabilities	3,769,282	3,450,269
Notes payable, related party	252,358	252,358
Long term debt, less current portion	1,032,374	1,060,573
Total Liabilities	5,054,014	4,763,200
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, 500,000 shares authorized, 58,940 shares issued and outstanding	589,402	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 5,281,247 and 5,042,197 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	528	503
Common stock to be issued (7,362 shares)	29,470	29,470
Additional paid in capital	3,094,171	2,788,683
Accumulated deficit	(3,628,660)	(3,259,063)
Total stockholders’ equity	84,911	148,995
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,138,925	$4,912,195

The accompanying notes are an integral part of these financial statements

REED’S, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,

	2006	2005
	(Unaudited)	(Unaudited)	2005	2004
SALES	$1,979,272	$1,817,336	$9,470,285	$8,978,365
COST OF SALES	1,688,876	1,486,287	7,745,499	7,103,037
GROSS PROFIT	290,396	331,049	1,724,786	1,875,328
OPERATING EXPENSES
Selling	287,158	287,145	1,124,705	791,975
General & Administrative	262,660	211,954	955,764	1,074,536
Provision for amounts due from director	—	—	124,210	—
Legal Fees	9,568	2,126	36,558	80,156
	559,386	501,225	2,241,237	1,946,667
LOSS FROM OPERATIONS	(268,990)	(170,176)	(516,451)	(71,339)
OTHER EXPENSES
Interest Expense	(100,607)	(71,210)	(309,504)	(255,032)
Loss on extinguishment of debt	—	—	—	(153,000
NET LOSS	(369,597)	(241,386)	(825,955)	(479,371)
Preferred stock dividend	—	—	(29,470)	—
Net Loss Attributable to Common Stockholders	$(369,597)	$(241,386)	$(855,425)	$(479,371)
LOSS PER SHARE Available to common stockholders — Basic and Fully Diluted	$(.07)	$(0.05)	$(0.18)	$(.10)
WEIGHTED AVERAGE SHARES OUTSTANDING, Basic and Fully Diluted	5,157,077	4,726,091	4,885,151	4,726,091

The accompanying notes are an integral part of these financial statements

REED’S, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2005   and 2004,

and the Three Months Ended March 31, 2006 (Unaudited)

	Common Stock				Preferred Stock
	Shares	Amount	Common Stock to be Issued	Additional Paid In Capital	Shares	Amount	Accumulated Deficit	Total

Balance, January 1, 2004	4,726,091	$472	—	$2,429,824	—	$—	$(1,723,627)	$706,669
Issuance of preferred stock	—	—	—	—	33,440	334,400	—	334,400
Conversion of debt to preferred stock	—	—	—	—	25,500	255,002	—	255,002
Recognition of beneficial conversion feature on issuance of preferred stock	—	—	—	353,640	—	—	(200,640)	153,000
Net loss for year ended 2004	—	—	—	—	—	—	(479,371)	(479,371)
Balance, December 31, 2004	4,726,091	472	—	2,783,464	58,940	589,402	(2,403,638)	969,700
Exercise of warrants	262,500	26		5,224	—	—	—	5,250
Preferred Stock Dividend	—	—	29,470	—	—	—	(29,470)	—
Common stock issued for cash	53,606	5	—	196,570	—	—	—	196,575
Deferred stock offering costs charged to additional paid in capital	—	—	—	(196,575)	—	—	—	(196,575)
Net loss for year ended December 31, 2005	—	—	—	—	—	—	(825,955)	(825,955)
Balance December 31, 2005	5,042,197	503	29,470	2,788,683	58,940	589,402	(3,259,063)	148,995
Common stock issued for cash and receivable from common stock	239,050	25	—	860,559	—	—	—	860,584
Deferred stock offering costs charged to additional paid in capital	—	—	—	(555,071)	—	—	—	(555,071)
Net loss for the three months ended March 31, 2006	—	—	—	—	—	—	(369,597)	(369,597)
Balance March 31, 2006 (Unaudited)	5,281,247	$528	$29,470	$3,094,171	58,940	$589,402	$(3,628,660)	$84,911

The accompanying notes are an integral part of these financial statements

REED’S, INC.

STATEMENTS OF CASH FLOWS

	For The Three Months Ended March 31,		For The Year Ended December 31,

	2006 (Unaudited)	2005 (Unaudited)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(369,597)	$(241,386)	$(825,955)	$(479,371)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,918	21,429	118,517	97,329
Provision for amounts due from director	—	—	124,210	—
Loss on extinguishment of debt	—	—	—	153,000
(Increase) decrease in operating assets and increase (decrease) in operating liabilities:
Accounts receivable	(207,103)	141,480	262,708	(231,557)
Inventory	(212,673)	6,584	93,006	(3,665)
Prepaid expenses	36,303	(41,267)	(68,627)	11,730
Other receivables	1,200	(2,209)	(7,400)	7,589
Accounts payable	199,140	197,752	232,367	233,447
Accrued expenses	19,976	47,587	2,655	(9,755)
Accrued interest	6,408	5,495	25,909	45,233
Net cash (used in) provided by operating activities	(491,428)	135,465	(42,610)	(176,020)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,271)	(24,188)	(181,654)	(204,147)
Due from director	—	(12,813)	(33,013)	(44,040)
Net cash used in investing activities	(19,271)	(37,001)	(214,667)	(248,187)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred offering costs	(198,833)	(63,062)	(332,858)	(219,955)
Principal payments on debt	(28,703)	(44,536)	(263,815)	(208,852)
Proceeds from issuance of common stock	811,955	—	196,575
Proceeds received from issuance of preferred stock		—	—	334,400
Proceeds from borrowings		—	295,900	208,464
Net borrowings (payments) on lines of credit	93,993	(194)	367,731	339,708
Proceeds on debt to related parties	—	—	(21,000)	—
Net cash provided by (used in) financing activities	678,412	(107,792)	242,533	453,765
NET INCREASE (DECREASE) IN CASH	167,713	(9,328)	(14,744)	29,558
CASH — Beginning of year	27,744	42,488	42,488	12,930
CASH — End of year	$195,457	$33,160	$27,744	$42,488
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$94,199	$66,314	$283,595	$227,669
Taxes	$—	$—	$—	$—

Non cash Investing and Financing Activities
Notes payable converted to preferred stock	$—	$—	$—	$224,000
Accrued interest converted to preferred stock	—	—	—	31,002
Beneficial conversion feauture	—	—	—	353,640
Common stock issued in settlement of accrued interest on related party debt upon exercise of warrants	—	—	5,250	—
Common stock to be issued in settlement of preferred stock dividend (7,362 shares)	—	—	29,740	—
Conversion of a line of credit to term loan	—	—	50,000	—

The accompanying notes are an integral part of these financial statements.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS

(1)  Operations and Summary of Significant Accounting Policies

 A)  Nature of Operations

Reed’s, Inc. (the “Company”) was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed’s, Inc. and changed its state of incorporation from Florida to Delaware. The Company is engaged primarily in the business of developing, manufacturing and marketing natural non-alcoholic beverages, as well as candies and ice creams. The Company currently offers 14 beverages, two candies, and three ice creams.

The Company sells its products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Canada.

B) Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company had a net loss of $825,955 and utilized cash of $42,610 in operating activities during the year ended December 31, 2005, and had a working capital deficiency of $1,564,758 at December 31, 2005. In addition, from August 3, 2005 through April 17, 2006, the Company issued 333,156 shares of its common stock in connection with its initial public offering pursuant to a Registration Statement on Form SB-2. The shares issued in connection with its initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, the Company will make a rescission offer to the holders of these shares. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty. The Company plans to continue its initial public offering after it concludes its rescission offer.

C)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D)  Accounts Receivable

The Company evaluates the collectibility of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products returned. The allowance for doubtful accounts and returns and discounts as of December 31, 2005 was $70,000 and was $82,000 (Unaudited) at March 31, 2006.

E)  Property and Equipment and Related Depreciation

Property and equipment is stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation

Building	39 years
Machinery and equipment	7-12 years
Computer	3-5 years
Automobile	5 years
Office equipment	7 years

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

F)  Intangible Assets

The Company records intangible assets in accordance with Statement of Financial Accounting Standard (SFAS) Number 142, “Goodwill and Other Intangible Assets.” Goodwill and other intangible assets deemed to have indefinite lives are not subject to annual amortization. The Company reviews, at least quarterly, its investment in brand names and other intangible assets for impairment and if impairment is deemed to have occurred the impairment is charged to expense. Intangible assets which have finite lives are amortized on a straight line basis over their remaining useful life; they are also subject to annual impairment reviews. See Note 4.

Management applies the impairment tests contained in SFAS number 142 to determine if an impairment has occurred. Accordingly, management compares the carrying value of the asset to its fair value in determining the amount of the impairment. No impairments were identified for the years ended December 31, 2005 and 2004 or for the three months ended March 31, 2006 and 2005 (Unaudited).

Management believes that the accounting estimate related to impairment of its intangible assets, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

G)  Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee during the year ended December 31, 2005 and the three months ended March 31, 2006 (Unaudited).

During the years ended December 31, 2005 and 2004 the Company’s had two customers, which accounted for approximately 39% and 15% and 39% and 14% of  sales, respectively. During the three months ended March 31, 2006 and 2005 (Unaudited), those two customers accounted for approximately 45% and 18.7% and 40% and 15.7%, respectively. No other customer accounted for more than 10% of sales in either year. As of December 31, 2005, the Company had approximately $181,580 and $38,000, respectively, of accounts receivable due from these customers. As of March 31, 2006 , the Company had approximately $375,600 (Unaudited) and $38,000 (unaudited) of accounts receivable from those customers.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company currently relies on a single contract packer for a majority of its production and bottling of beverage products. The Company has different packers for their non-beverage products. Although there are other packers and the Company is in the process of outfitting their own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

H)  Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments including cash, accounts and other receivables, accounts payable, accrued interest and accrued expenses approximate their fair value as of December 31, 2005 and March 31, 2006 (Unaudited) due to their short maturities. The carrying amount of lines of credit, loans payable, related party and long term debt approximate fair value because the related effective interest rates on these instruments approximate the rates currently available to the Company.

I)  Cost of sales

The Company, with one exception, classifies shipping and handling costs of the sale of its products as a component of cost of sales. The one exception regards shipping and handling costs associated with local sales and local distribution. Since these activities are integrated, those costs are combined and are included as selling expenses in the year ended 2005 and general and administrative expenses in the year ended 2004. For the years ended December 31, 2005 and 2004 those costs were approximately $88,000 and $63,000, respectively. For the three months ended March 31, 2006 and 2005 those costs approximated $36,000 (Unaudited) and $19,000 (Unaudited), respectively.

In addition, the Company classifies purchasing and receiving costs, inspection costs, warehousing costs, freight costs, internal transfer costs and other costs associated with product distribution as costs of sales. Certain of these costs become a component of the inventory cost and are expensed to costs of sales when the product to which the cost has been allocated is sold.

Expenses not related to the production of our products are classified as operating expenses.

J)  Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

K)  Deferred Stock Offering Costs

The Company capitalizes costs incurred related to an initial public offering and future issuance of common stock until such time as the stock is issued, or the stock offering is abandoned by the Company. These costs include attorney’s fees, accountant’s fees, SEC filing fees, state filing fees, and other specific incremental costs directly related to the initial public offering and related issuance of common stock. At December 31, 2005, deferred offering costs were $356,238. At March 31, 2006, there were no remaining deferred offering costs (Unaudited). The offering associated with these costs is continuing. As proceeds are received from the offering the deferred offering costs are charged to additional paid in capital. During the year ended December 31, 2005, $196,575 of deferred offering costs where charged to additional paid in capital. No such charge was made to additional paid in capital during 2004, as the offering had not commenced until 2005.  During the three months ended March 31, 2006 and 2005 $555,071 (Unaudited) and $-0- (Unaudited) of deferred offering costs were charged to additional paid in capital.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

L)  Stock Options

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. SFAS No. 123 was amended by SFAS No. 148, which now requires companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. The Company has chosen to continue to account for stock-based compensation issued to employees utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

For the year ended December 31, 2005, 218,500 options were issued that immediately vested. The pro forma disclosure related to the issuance and vesting of these options is as follows:

Net loss as reported	$(825,955)
Stock based compensation	(530,955)

Pro forma loss	$(1,356,910)

Primary and fully diluted loss per share, as reported	$(0.18)
Proforma fully and diluted loss per share	$(0.28)

No options were granted during 2004, or for the three months ended March 31, 2006 and 2005, (Unaudited) therefore, pro forma disclosure of the fair value method is not applicable and is not presented. The assumptions used in calculating the fair value of the options granted during 2005, using the Black-Scholes option pricing model, were: risk free interest rate, 4.05%, expected life, 5 years, expected volatility, 70%,and no expected dividends.

M)  Revenue Recognition

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A Product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

N)  Net Loss Per Share

Loss per share calculations are made in accordance with SFAS No. 128, “Earnings Per Share.” Basic loss per share is calculated by dividing net loss by weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures.

For the years ended December 31, 2005 and 2004 and for the three months ended March 31, 2006 and 2005 the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an anti-dilutive effect.

The potentially dilutive securities consisted of the following as of December 31, 2005 and March 31, 2006 (Unaudited):

	December 31, 2005	March 31, 2006 (Unaudited)
Warrants	613,241	613,241
Convertible notes	133,954	136,158
Preferred Stock	235,760	235,760
Options	291,000	291,000

Total	1,273,955	1,276,159

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

O)  Advertising Costs

The Company accounts for advertising production costs by expensing such production costs the first time the related advertising is run.

Advertising costs are expensed as incurred and are included in selling expense in the amount of $90,176 and $42,828 for the years ended December 31, 2005 and 2004, respectively. Advertising costs for the three months ended March 31, 2006 and 2005 were $22,339 (Unaudited) and $14,533 (Unaudited), respectively.

The Company accounts for certain sales incentives, including slotting fees, as a reduction of gross sales, in accordance with Emerging Issues Task Force on Issue 01-9 “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” These sales incentives for the years ended December 31, 2005 and 2004 approximated $292,000 and $400,000, respectively. The sales incentives for the three months ended March 31, 2006 and 2005 approximated $139,000 (Unaudited) and $92,000 (Unaudited), respectively.

P)  Reporting Segment of the Company

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131) requires certain disclosures of operating segments, as defined in SFAS No. 131. Management has determined that the Company has only one operating segment and therefore is not required to disclose operating segment information. The Company does not account for the net sales of its various products separately, and the disclosure required by SFAS No. 131 of product revenue is not presented because it would be impracticable to do so.

Q)  Comprehensive Income

A statement of comprehensive income is not presented in our financial statements since we did not have any of the items of other comprehensive income in any period presented.

R)  Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005 and small business issuers will be required to adopt for reporting periods beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position. All options issued prior to December 31, 2005 vested immediately, and therefore, there is no associated unamortized compensation that will be recorded in future periods relating to these options.

In May 2005 the FASB issued SFAS Number 154, “Accounting Changes and Error Corrections.” This SFAS provides guidance on accounting for and reporting of accounting changes and error corrections. The Company has evaluated the impact of SFAS 154 and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

The Company does not believe that the adoption of the above recent pronouncements will have a material effect on the Company’s consolidated financial position or results of operations.

(The rest of this page left blank intentionally)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(2)  Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and is comprised of the following as of December 31, 2005 and March 31, 2006 (Unaudited):

	December 31, 2005	March 31, 2006 (unaudited)
Raw Materials	$678,343	$845,326
Finished Goods	529,676	575,366
	$1,208,019	$1,420,692

(3)  Fixed Assets

Fixed assets are comprised of the following as of December 31, 2005 and March 31, 2006 (Unaudited):
	December 31, 2005	March 31, 2006 (unaudited)
Land	$409,546	$409,546
Building	915,932	916,738
Vehicles	223,867	223,867
Machinery and equipment	734,886	746,485
Office equipment	109,259	116,124
	2,393,490	2,412,760
Accumulated depreciation	(508,136)	(542,867)
	$1,885,354	$1,869,893

Depreciation expense for the years ended December 31, 2005 and 2004 was $117,773 and $96,585, respectively. Depreciation expense for the three months ended March 31, 2006 and 2005 was, $34,731(unaudited) and $21,451 (unaudited), respectively.

(4)  Intangible Assets

Brand Names

Brand Names consist of two (2) trademarks for natural beverages which the Company acquired in previous years. As long as the Company continues to renew its trademarks, these intangible assets will have an indefinite life. Accordingly, they are not subject to amortization. The Company determines fair value for Brand Names by reviewing the net sales of the associated beverage and applying industry multiples for which similar beverages are sold. As of March 31, 2006 (Unaudited) and December 31, 2005, carrying amounts for Brand Names were $800,201.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Other Intangible Assets

Other Intangible Assets as of December 31 ,2005 consist of:

Asset	Gross Amount	Accumulated Amortization	Current Year Amortization	Useful Life
Building Loan Fees	$18,614	$3,723	$745	300 months

Other Intangible Assets as of March 31 ,2006 (Unuadited) consist of:

Asset	Gross Amount	Accumulated Amortization	Current Period Amortization	Useful Life
Building Loan Fees	$18,614	$3,909	$186	300 months

The estimated aggregate amortization as of December 31, 2005 for each of the next five years is:

Year	Amount
2006	$745
2007	745
2008	745
2009	745
2010	745

(5)  Lines of Credit

The Company had outstanding borrowings of $1,539,946 (Unaudited) and $1,445,953 and as of March 31, 2006 and December 31, 2005, respectively, under the following line of credit agreements:

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 12% per annum. The Company’s outstanding balance was $26,646 (Unaudited) and $27,321 at March 31, 2006 and December 31, 2005, repectively. The interest rate in effect at December 31, 2005 was 19.25%. The line of credit expires in December 2009.

The Company has a line of credit in the amount of $642,209 (Unaudited) and $482,264 at March 31, 2006 and December 31, 2005 with Merrill Lynch. The loan was co-signed by Robert T. Reed, Jr., the Company’s Vice President and National Sales Manager — Mainstream and a brother of the Company’s founder and CEO, Christopher J. Reed. Robert Reed also pledged his personal stock account on deposit with Merrill Lynch as collateral. The line of credit bears interest at a rate of rate of 3.785% per annum plus LIBOR (8.255% as of December 31, 2005). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, the Company pays Mr. Reed 5% per annum of the amount the Company borrows from Merrill Lynch as a loan fee. During the years ended December 31, 2005 and 2004, the Company paid Mr. Reed $15,250 and $3,125, respectively, under this agreement.   During the three months ended March 31, 2006 and 2005 the interest paid to Mr. Reed was $ 5,875(Unaudited) and $3,125 (Unaudited), respectively.

The Company has a line of credit with a finance company. This line of credit allows the Company to borrow a maximum amount of $1,910,000, based on a borrowing base of accounts receivables and inventory. The borrowing base on the accounts receivable is 80% of all eligible receivables, which are primarily accounts receivables under 90 days. The inventory borrowing base is 50% of eligible inventory. As of March 31, 2006 and December 31, 2005, the amounts borrowed on this line of credit were $871,091(Unaudited) and $ 936,368, respectively. The interest rate on this line of credit is Prime plus 2.75%, making the interest rate at December 31, 2005 10%. The line of credit expires in June 2006 and is guaranteed by Chris and Judy Reed, the principal stockholders of the Company. This revolving line of credit is secured by all Company assets, including accounts receivable, inventory, trademarks and other intellectual property, building and equipment. As of December 31, 2005, the Company had approximately $10,000 of availability on this line of credit. At March 31, 2006 the Company had approximately $257,000 (Unaudited) of availability.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(6)  Notes Payable to Related Parties

The Company has three unsecured loans payable to Robert T. Reed, Sr., the father of the Company’s founder Christopher J. Reed, in an amount of $252,358 as of March 31, 2006 (Unaudited) and December 31, 2005.

The first loan bears interest at 10% per annum and matures in October 2007. The outstanding principal balance of the loan as of March 31, 2006 (Unaudited) and December 31, 2005 was $24,648.

The second loan bears interest at 8% per annum and matures in October 2007. The outstanding principal balance of this loan as of March 31, 2006 (Unaudited) and December 31, 2005  was $177,710. As long as the debt is outstanding, Mr. Reed has the right to convert this loan and accrued interest into shares of our common stock at a rate of one share of common stock for every $2.00 owed to Mr. Reed. As of December 31, 2005, the loan was convertible into 125,313 shares of common stock. As of March 31, 2006 the loan was convertible into 127,065 shares (Unaudited) of common stock.

The third loan bears interest at 8% per annum and matures in October 2007. The outstanding principal balance of this loan as of March 31, 2006 (Unaudited) and December 31, 2005 was $50,000.

(7)  Long-term Debt

Long-term debt consists of the following:

	December 31, 2005	March 31 2006 (Unaudited)
Note payable to SBA in the original amount of $748,000 with interest at the Wall Street Journal prime rate plus 1% per annum, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $5,851, subject to annual adjustments. The interest rate in effect at December 31, 2005 was 8%. The note is secured by land and building and guaranteed by the majority stockholder. The note matures November 2025.	$674,582	$670,942

Notes payable, unsecured, with interest at 10% per annum. Principal and accrued interest are payable in full at the end of the note term. Theses notes were issued with warrants, exercisable at issuance. The warrants have an exercise price of $3 and a term of 5 years. Principal and any unpaid interest are due in June 2006.	50,000	50,000

Building improvement loan with a maximum draw of $168,000. The interest rate is at the Wall Street Journal prime rate plus 1%, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $1,186; subject to annual adjustments. The rate in effect at December 31, 2005 was 8% per annum. The note is secured by land and building and guaranteed by the majority stockholder and matures November 2025.	142,119	141,346

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Notes payable, due on demand, unsecured, with interest at 10% per annum. The note is convertible to common stock at 60% of the initial public offering price or 100% of a private offering price.	9,000	9,000

Note payable to a bank, unsecured, interest rate is prime plus 3.25%. The interest rate in effect December 31, 2005 was10.5%. The note matures in December 2009.	50,000	46,563

Notes payable to GMAC, secured by automobiles, payable in monthly installments of $758 including interest at 0.0%, with maturity in 2008.	18,204	15,931

Notes payable to Chrysler Financial Corp., secured by automobiles, payable in monthly installments of $658, including interest at 1.9% per annum, with maturity in 2008.	21,151	19,272

Equipment line of credit up to a maximum of $150,000, secured by certain plant equipment. Payable in ratable monthly installments of principal and applicable interest. This loan bears interest at prime plus 2.75% per annum. The interest rate in effect at December 31, 2005 was 10.00%. This loan matures in May 2009.	93,900	86,700

Installment loan secured by certain plant equipment. Payable in monthly installments of $3,167 plus interest. This loan bears interest at prime plus 2.75% per annum. The interest rate in effect at December 31, 2005 was 10.00%. This loan matures in June 2010.	170,998	161,497

Total	1,229,954	1,201,251

Less current portion	169,381	168,877
	$1,060,573	$1,032,374

The aggregate maturities of long-term debt for each of the next five years and thereafter are as follows as of December 31, 2005:

2006	$169,381
2007	111,321
2008	102,654
2009	87,348
2010	38,090
Thereafter	721,160
Total	$1,229,954

(8)  Stockholders’ Equity

Common stock consists of $.0001 par value, 11,500,000 shares authorized, 5,281,247 (Unaudited) and 5,042,197 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively.

Preferred stock consists of 500,000 shares authorized to Series A, $10.00 par value, 5% non-cumulative, participating, preferred stock. As of March 31, 2005 (Unaudited) and December 31, 2005 there were 58,940 shares issued and outstanding, with a liquidation preference of $10.00.

These preferred shares have a 5% pro-rata annual non-cumulative dividend. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

In the event of any liquidation, dissolution or winding up of the Company, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

During 2004, the Company sold its preferred stock in a private placement. 33,440 shares were issued in connection with this offering and $334,400 of proceeds were received. The Company recorded a beneficial conversion feature (BCF) in accordance with Emerging Issues Task Force (EITF) 98-5. The BCF arises from the conversion price of the preferred stock being less than the fair market value of the common stock at the commitment date of the offering. The fair market value of the stock has been determined to be $4.00 per share, based on the initial public offering price which is expected to be $4.00. The excess of the fair market price of the underlying common stock over the conversion price is $1.50. Since the conversion feature of this offering allows for the conversion of preferred stock into 4 shares of common stock for each share of preferred stock, 133,760 shares of common stock could be issued if fully converted. Accordingly, the BCF recorded was $200,640 and was reflected as a charge to accumulated deficit during the year ended December 31, 2004.

In addition, during 2004 the Company negotiated with certain of its debt holders to convert debt and accrued interest to preferred stock. In connection with this conversion $224,000 of debt principal and $31,002 of accrued interest were converted in exchange for 25,500 shares of Series A Convertible Preferred Stock. Upon conversion, the excess of the fair market price of the underlying common stock over the conversion price of $1.50 per share as described above, resulted in a loss on extinguishment of debt of $153,000. In connection with this transaction, the Company recorded a BCF of $153,000, since the conversion of all of the preferred stock associated with this transaction could be converted into 102,000 shares of common stock at $1.50 per share based on the excess of the fair market price of the conversion price as described above.

During the year ended December 31, 2005, the Company accrued a $29,740 dividend payable to the preferred shareholders, which management has elected to pay in shares of common stock.  As such, common stock to be issued as of December 31, 2005 represents the preferred stock dividend to be paid with the issuance of common stock.

For the three months ended March 31, 2006, the Company issued 239,050 (Unaudited) shares of its common stock in connection with its initial public offering. From April 1, 2006 to April 7, 2006 the Company issued 39,500 (Unaudited) shares of its common stock in connection with its initial public offering. The Company received net proceeds of $860,584 (Unaudited) and $142,196 (Unaudited), respectively, during the two time periods.

From August 3, 2005 through April 7 2005, the Company issued 333,156 shares of it common stock in connection with its initial public offering pursuant to a Registration Statement on Form SB-2. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, of both, and may be subject to rescission. In order to address this issue, the Company will make a rescission offer to the holders of these shares. The Company will offer to rescind the holders of these shares the price paid for these shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If the rescission offer is accepted by all the offerees, the Company would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest. The Company has made arrangements for related parties to purchase any of the shares tendered in connection with this rescission, thereby avoiding the expenditure of Company funds.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(9)  Stock Options and Warrants

A)  Stock Options

The Company has granted certain employees and other individuals stock options to purchase the Company’s common stock under employment agreements. The options generally vest immediately or when services are performed and have a maximum term of five (5) years.

In 2001, the Company adopted the Original Beverage Corporation 2001 Stock Option Plan. The options shall be granted from time to time by the Compensation Committee. Individuals eligible to receive options include employees of the Company, consultants to the Company and directors of the Company. The options shall have a fixed price, which will not be less than 100% of the fair market value per share on the grant date. Options granted to employees are accounted for according to APB 25. The following table summarizes the stock option activity for the years ended December 31, 2005 and 2004:

Options

Balance January 1, 2004	72,500
Options granted in 2004	—
Options exercised in 2004	—

Balance December 31, 2004	72,500
Options granted in 2005	218,500
Options exercised in 2005	---

Balance December 31, 2005	291,000

No option activity occurred during the three months ended March 31, 2006 (Unaudited)

Exercise Price Range	Weighted Average Remaining Number	Weighted Average Remaining Contractual Life
$2.00	37,500	44 months
$3.00	17,500	42 months
$4.00	218,500	60 months
$6.00	17,500	42 months

Total options	291,000	56 months

All options are vested and exercisable as of December 31, 2005.

B)    Warrants

A summary of the warrants outstanding and exercisable at December 31, 2005 is as follows:

Exercise Price Range	Weighted Average Remaining Number	Weighted Average Remaining Contractual Life
$2.00	119,876	42 months
$3.00	493,365	42 months

	613,241

The warrants expire at various dates in 2009 and all are fully exercisable.

No warrant activity occurred during the three months ended March 31, 2006 (Unaudited)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(10)  Income Taxes

At December 31, 2005, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $2,745,000 for Federal purposes and $1,284,000 for state purposes. The Federal carryforward expires in 2025 and the state carryforward expires in 2010. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.

Accordingly, the Company has not recognized a deferred tax asset for this benefit. Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets as of December 31, 2005 are as follows:

Deferred income tax asset:
Net operating loss carry forward	$1,061,000
Valuation allowance	(1,061,000)
Net deferred income tax asset	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Year Ended
	December 31,
	2005	2004
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34.00%
Effective tax rate	—	—

(11)  Commitments and Contingencies

Lease Commitments

The Company leases machinery under non-cancelable operating leases. Rental expense for the years ended December 31, 2005 and 2004 was $67,816 and $55,157, respectively. Rental expense for the three months ended March 31, 2006 and 2005 was $17,157 (Unaudited) and $17,093 (Unaudited).

Future payments under these leases as of December 31, 2005 are as follows:

Year Ending December 31,
2006	$58,433
2007	20,968
2008	10,905
2009	4,173
Total	$94,479

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(12)  Legal Proceedings

The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of its management, is likely to have a material adverse effect on it.

During 2005 and 2004 the Company incurred $30,901 and $80,156, respectively, of legal costs associated with a lawsuit which the Company has won. For the three months ended March 31, 2006 and 2005 those costs were $9,568 (Unaudited) and $2,126 (Unaudited), repectively. The Plaintiff has appealed. The judgment in favor of the Company is to have the Plaintiff reimburse the Company for its legal defense costs. If the Company is successful in the appeals process, it will record income from the judgment when the monies are collected.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376. The complaint asserts claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac. Consac contends that we negligently manufactured the soda resulting in at least one personal injury. Consac seeks $2.6 million in damages, plus interest and attorneys fees. We contend that Consac was responsible for the soda’s condition by providing a defective formula which had not been adequately tested. Management has filed a motion to dismiss. We believe that we will successfully defend Consac’s claims and the case is without merit. Some of the allegations made against the company are covered by insurance and some allegations are not covered by insurance. While there is no assurance, we believe that the Consac litigation will have no material adverse effect upon our operations.

(13)  Related Party Activity

The Company has notes payable to related parties. See Note 6.

As of December 31, 2005, the Company was owed $124,210 from Peter Sharma, a former director.  For financial reporting purposes, Company Management has decided to reserve 100% of this receivable as of December 31, 2005. The collection of the receivable was deemed by management to be impaired. Management is pursuing collection efforts. In January 2006, the director, Peter Sharma, resigned from the Board of Directors.

In June 2005, Robert T. Reed, Sr. converted 262,500 of warrants to 262,500 shares of common stock.  In lieu of receiving cash, the Company reduced the amount of accrued interest it owed on debt payable to Robert T Reed, Sr.  The amount of the exercise price and the corresponding reduction in accrued interest was $5,250.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do not currently provide liability insurance coverage for our directors and officers. However, we intend to use a portion of the proceeds of this offering to obtain such coverage for our directors and officers. We also intend to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements which we may enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 25.    Other Expenses of Issuance and Distribution

The following is a schedule of the estimated expenses (all of which will be borne by us) incurred in connection with the offering of the securities registered hereby, other than underwriter commissions.

Description	Actual Amount of Shares Sold to Date (333,156 shares sold)	Amount if 1,000,000 Shares are Sold	Amount if 2,000,000 Shares are Sold

SEC registration fee	$1,115	1,115	1,115
Postage and printing expenses	23,000	23,000	23,000	*
Legal fees	149,000	149,000	149,000	*
Accounting fees	239,000	239,000	239,000	*
Blue sky fees and expenses	24,885	24,885	24,885	*
Underwriter expenses	29,000	29,000	29,000	*
Promotional expenses	179,000	179,000	179,000
Advertising expenses	110,000	110,000	110,000	*

TOTAL	$755,000	755,000	755,000

Item 26. Recent Sales of Unregistered Securities

The following sets forth information regarding securities sold by us since January 1, 2003

In January 2003, we issued 1,500 shares of common stock as a year-end bonus to our employees. We recognized $4,500 of compensation expense. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) under the Securities Act.

In July 2003, we sold 3,000 shares of common stock at $3.50 per share to an existing stockholder who was at the time one of our affiliates. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) under the Securities Act.

From March 2004 through October 2004, we conducted a private placement and raised $334,400 from the sale of 33,440 shares of Series A convertible preferred stock at a price of $10.00 per share. The sales were made to existing stockholders and other persons who were familiar with our company. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

Also, in October 2004, 12 holders of our debt converted a total of $255,002 of debt into 25,500 shares of Series A convertible preferred stock at a price of $10.00 per share. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

On May 31, 2005, Robert T. Reed, Sr., the father of our Chief Executive Officer, Christopher J. Reed, converted warrants previously granted in 1991 into 262,500 shares of common stock. The exercise price was $0.02 per share. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

In December 2005, we issued options to purchase up to 218,500 shares of common stock to nine of our employees pursuant to our 2001 stock option plan. The exercise price of these options is $4.00 and the options expire in December 2010. In accordance with the Company’s policy for accounting for stock options, no compensation expense was recorded. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

In September 2005, we declared a dividend of 7,362 shares of our common stock as a dividend to the holders of our Series A convertible preferred stock based on a $29,470 accrued annual dividend payable. We issued the stock dividend in May 2006. The Series A convertible preferred stock bears a 5% annual, non-cumulative dividend that may be in cash or in shares of our common stock based on its then fair market value. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of common stock in connection with this offering. The shares may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares prior to the effective date of this registration statement. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these options and shares of up to approximately $1,332,624, plus statutory interest. The rescission offer was accepted by _____ of the purchasers and _____ were repurchased for a gross amount of $_____. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the “designated purchasers”) that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission. Each of the designated purchasers is a brother of Christopher J. Reed, our President, Chief Financial Officer and the Chairman of the Board of Directors. Robert T. Reed, Jr. also is our Vice President and National Sales Manager - Mainstream and a beneficial owner of approximately ___% of our common stock. We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law. The initial _____ rescission shares were purchased by Mark Reed for an aggregate purchase price of $250,000 and ______ of the rescission shares were purchased by Robert T. Reed, Jr. for an aggregate purchase price of $______. The shares are that were tendered for rescission were purchased by the designated purchasers and not from our funds. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

Item 27. Exhibits

The following exhibits are included herein or incorporated herein by reference:

1.1	Underwriting Agreement - US EURO Securities, Inc.
1.2	Subscription Agreement *
1.3	Underwriters’ Warrant
1.4	Selected Dealers’ Agreement #
3.1	Certificate of Incorporation *
3.2	Amendment to Certificate of Incorporation *
3.3	Certificate of Designations *
3.4	Certificate of Correction to Certificate of Designations *
3.5	Bylaws, as amended *
4.1	Form of common stock certificate *
4.2	Form of Series A preferred stock certificate *
4.3	2001 Employee Stock Option Plan *
4.4	Convertible promissory notes issued to investors *
4.5	Amendment to Promissory Note *
5.1	Legal opinion of Jenkens & Gilchrist, LLP
10.1	Purchase Agreement for Virgil’s Root Beer *
10.2	Brewing Agreement dated as of May 15, 2001 between the Company and The Lion Brewery, Inc. *
10.3	Loan Agreement with U.S. Bank National Association for purchase of the Brewery *

10.4	Loan Agreement with U.S. Bank National Association for improvements at the Brewery *
10.5	Loan Agreement with Bay Business Credit *
10.6	Credit Agreement with Merrill Lynch *
10.7	Form of Promotional Share Lock-In Agreement *
10.7(a)	Promotional Share Lock-In Agreement For Christopher J. Reed *
10.7(b)	Promotional Share Lock-In Agreement For Robert T. Reed, Jr. *
10.7(c)	Promotional Share Lock-In Agreement For Robert T. Reed, Sr. *
10.7(d)	Promotional Share Lock-In Agreement For Peter Sharma, III *
10.7(e)	Promotional Share Lock-In Agreement For Joseph Grace *
10.7(f)	Promotional Share Lock-In Agreement for Judy Holloway Reed *
10.7(g)	Promotional Share Lock-In Agreement for Eric Scheffer *
10.7(h)	Promotional Share Lock-In Agreement for Mark Harris [1]
10.8	Loan Agreement dated September 28, 2004 with Bay Business Credit *
10.9	Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp. *
10.10	Terms Of Amortization for Peter Sharma III for Sirius/Pureprophet, Ltd. - Vendor’s Credit Line Agreement with Original Beverage Corp. *
10.11	Co-Sign Agreement *
10.12	Loan Agreement with Robert T. Reed, Sr. *
10.13	Loan Agreement with William Holiman *
10.14	Loan Agreement with Bay Business Credit *
10.15	Loan Agreement with Robert T. Reed, Sr. *
10.16	Loan Agreement with Robert T. Reed, Sr. *
10.17	Amendment to Loan Agreement with Bay Business Credit *
10.18	Suspension of Loan Payment Agreement with Robert T. Reed, Sr. *
10.19	Agreement to Assume Repurchase Obligations [1]
14.1	Code of Ethics [1]
23.1	Consent of Weinberg & Co., P.A.
23.2	Consent of Jenkens & Gilchrist, LLP (contained in Exhibit 5.1)
24	Power of Attorney (included in the signature page to the Registration Statement) *
________________________

*               Previously filed as part of this Registration Statement.
#               To be filed by amendment.
1.              Filed as part of the Registrant’s Registration Statement on Form SB-2 (File No. 333-135186).

Item 28. Undertakings

The undersigned registrant will:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) That, for purposes of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 27, 2006.

REED’S, INC.

By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Christopher J. Reed	Chief Executive Officer, Chief Financial Officer and
Christopher J. Reed	Chairman of the Board of Directors (Principal Executive Officer and Principal Accounting Officer)	June 27, 2006

/s/ Judy Holloway Reed	Director	June 27, 2006
Judy Holloway Reed

/s/ Mark Harris	Director	June 27, 2006
Mark Harris

Director
Daniel S.J. Muffoletto

/s/ Michael Fischman	Director	June 27, 2006
Michael Fischman

EXHIBIT INDEX

1.1	Underwriting Agreement - US EURO Securities, Inc.
1.2	Subscription Agreement *
1.3	Underwriters’ Warrant
1.4	Selected Dealers’ Agreement #
3.1	Certificate of Incorporation *
3.2	Amendment to Certificate of Incorporation *
3.3	Certificate of Designations *
3.4	Certificate of Correction to Certificate of Designations *
3.5	Bylaws, as amended *
4.1	Form of common stock certificate *
4.2	Form of Series A preferred stock certificate *
4.3	2001 Employee Stock Option Plan *
4.4	Convertible promissory notes issued to investors *
4.5	Amendment to Promissory Note *
5.1	Legal opinion of Jenkens & Gilchrist, LLP
10.1	Purchase Agreement for Virgil’s Root Beer *
10.2	Brewing Agreement dated as of May 15, 2001 between the Company and The Lion Brewery, Inc. *
10.3	Loan Agreement with U.S. Bank National Association for purchase of the Brewery *
10.4	Loan Agreement with U.S. Bank National Association for improvements at the Brewery *
10.5	Loan Agreement with Bay Business Credit *
10.6	Credit Agreement with Merrill Lynch *
10.7	Form of Promotional Share Lock-In Agreement *
10.7(a)	Promotional Share Lock-In Agreement For Christopher J. Reed *
10.7(b)	Promotional Share Lock-In Agreement For Robert T. Reed, Jr. *
10.7(c)	Promotional Share Lock-In Agreement For Robert T. Reed, Sr. *
10.7(d)	Promotional Share Lock-In Agreement For Peter Sharma, III *
10.7(e)	Promotional Share Lock-In Agreement For Joseph Grace *
10.7(f)	Promotional Share Lock-In Agreement for Judy Holloway Reed *
10.7(g)	Promotional Share Lock-In Agreement for Eric Scheffer *
10.7(h)	Promotional Share Lock-In Agreement for Mark Harris [1]
10.8	Loan Agreement dated September 28, 2004 with Bay Business Credit *
10.9	Sirius/Pureprophet, Ltd. Vendor’s Credit Line Agreement with Original Beverage Corp. *
10.10	Terms Of Amortization for Peter Sharma III for Sirius/Pureprophet, Ltd. - Vendor’s Credit Line Agreement with Original Beverage Corp. *
10.11	Co-Sign Agreement *
10.12	Loan Agreement with Robert T. Reed, Sr. *
10.13	Loan Agreement with William Holiman *
10.14	Loan Agreement with Bay Business Credit *
10.15	Loan Agreement with Robert T. Reed, Sr. *
10.16	Loan Agreement with Robert T. Reed, Sr. *
10.17	Amendment to Loan Agreement with Bay Business Credit *
10.18	Suspension of Loan Payment Agreement with Robert T. Reed, Sr. *
10.19	Agreement to Assume Repurchase Obligations [1]
14.1	Code of Ethics [1]
23.1	Consent of Weinberg & Co., P.A.
23.2	Consent of Jenkens & Gilchrist, LLP (contained in Exhibit 5.1)
24	Power of Attorney (included in the signature page to the Registration Statement) *
________________________

*          Previously filed as part of this Registration Statement.
#          To be filed by amendment.
1.         Filed as part of the Registrant’s Registration Statement on Form SB-2 (File No. 333-135186).

Until ______________, 2006 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.